EXHIBIT 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT
BETWEEN
GE AVIATION SYSTEMS LLC,
GENERAL ELECTRIC COMPANY,
acting by and through its GE AVIATION business unit,
solely for purposes of Sections 5.26(a), 11.1 and 11.16(b),
WOODWARD HRT, INC.
AND
WOODWARD, INC.,
solely for purposes of Sections 11.1 and 11.16(a)

Dated as of December 27, 2012

EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H	Form of Bill of Sale, Assignment and Assumption Agreement
Bill of Sale
Form of Transition Services Agreement
Form of Patent Assignment Agreement
Manner of Calculating Net Working Capital
Form of Intellectual Property Cross-License Agreement
Title Exceptions
Form of Employee Services Agreement

ANNEXES

Annex 1 Annex 2	Seller Disclosure Schedule Buyer Disclosure Schedule

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of December 27, 2012, between GE Aviation Systems LLC, a Delaware limited liability company (“Seller”), General Electric Company, a New York corporation, acting by and through its GE Aviation business unit (“GE”), solely for purposes of Sections 5.26(a), 11.1 and 11.16(b), Woodward HRT, Inc., a Delaware corporation (“Buyer”) and Woodward, Inc., a Delaware corporation (“Buyer Parent”), solely for purposes of Sections 11.1 and 11.16(a) (this “Agreement”).

PRELIMINARY STATEMENT

A. Seller engages in the Business (as hereinafter defined) at its facility located at 1700 Business Center Drive, Duarte, CA 91010, USA (the “Duarte Facility”); and

B. Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, the Purchased Assets (as hereinafter defined) and in connection therewith, Buyer wishes to assume, and Seller wishes to have Buyer assume, the Assumed Liabilities (as hereinafter defined), all on the terms and subject to the conditions set forth herein.

AGREEMENT

Intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms will have the meanings set forth below.

“Accounts” has the meaning specified in Section 2.1(II)(k).

“Acknowledgement” has the meaning specified in Section 9.2(b).

“Action” means any action, claim, complaint, investigation, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Aircelle” means Aircelle, a company created and existing under the laws of France, acting as the case may be on behalf of Aircelle Ltd, its subsidiary, created and existing under the laws of England and Wales.

“Aircelle Settlement” means the implementation agreement dated December 20, 2012, by Seller, acting through its Duarte, California location, and Aircelle.

“Affiliate” means, with respect to any specified Person, any Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such specified Person.

“After-Acquired Business” has the meaning specified in Section 5.13(c).

“After-Acquired Company” has the meaning specified in Section 5.13(c).

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit actually derived by the Indemnified Party as the result of sustaining such Losses and the amount of such payment shall be increased to take into account any net Tax cost incurred by the recipient thereof in the taxable year of the receipt or accrual of the payment as a result of the receipt or accrual of the payment.

“Agreement” means this Asset Purchase Agreement and the schedules hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Transition Services Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Patent Assignment Agreement, the Intellectual Property Cross-License Agreement, and the Employee Services Agreement.

“Applicable Accounting Principles” has the meaning specified in Section 3.3(a).

“Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assumed Plans” has the meaning specified in Section 5.5(e).

“Assumption Notice” has the meaning specified in Section 9.2(b).

“Authority” has the meaning specified in Section 5.28.

“Available Insurance Policies” has the meaning specified in Section 5.20(b).

“Balance Sheet” has the meaning specified in Section 3.3(b).

“Basket Amount” means $1,000,000.

“Bill of Sale” means the Bill of Sale substantially in the form attached hereto as Exhibit B.

“Boeing” means The Boeing Company (or any one or more of its Affiliates).

“Boeing Consent” means the Transfer and Assignment Agreement dated December 27, 2012 by and among Boeing, Seller, and Buyer.

“Books and Records” has the meaning specified in Section 2.1(II)(f).

“Budget” has the meaning specified in Section 5.28.

“Business” shall mean the business of designing, developing, operating, manufacturing, marketing, servicing and selling (a) hydraulic thrust reverser actuation systems and (b) the hydraulic actuation products set forth on Section 1.1 of the Seller Disclosure Schedule.

“Business Contracts” has the meaning specified in Section 2.1(II)(a).

“Business Day” means any day, excluding Saturday, Sunday and any day on which banks in the City of New York are authorized or required by Law or other governmental action to close.

“Business Employees” has the meaning specified in Section 5.5(a).

“Business IP” means the Transferred IP and the Licensed Business IP.

“Business IP Agreements” means all contracts or agreements concerning Intellectual Property or IT Assets Related to the Business to which Seller or any of its Affiliates is a party or beneficiary or by which Seller or any of its Affiliates, or any of their properties or assets, may be bound, including all (a) licenses of Intellectual Property by Seller or any of its Affiliates to any third party, (b) licenses of Intellectual Property by any third party to Seller or any of its Affiliates, (c) contracts or agreements between Seller or any of its Affiliates and any third party relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets or the development or transmission of data and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Business IT Assets” means the IT Assets Related to the Business.

“Business Permits” has the meaning specified in Section 2.1(II)(i).

“Business Products” means all products and service offerings of the Business that are or have been, in the two year period prior to the date hereof, made or are currently intended to be made commercially available or otherwise provided or distributed, or under development primarily for the Business, by, for or on behalf of Seller or any of its Affiliates.

“Buyer” has the meaning specified in the Preamble to this Agreement.

“Buyer Benefit Plans” has the meaning specified in Section 5.5(c).

“Buyer Disclosure Schedule” has the meaning specified in the introductory language to Article IV.

“Buyer Guaranteed Obligations” has the meaning specified in Section 11.16(a).

“Buyer Indemnified Parties” has the meaning specified in Section 9.1(a).

“Buyer Parent” has the meaning specified in the Preamble to this Agreement.

“Buyer Parent Guaranty” has the meaning specified in Section 11.16(a).

“Buyer’s Pension Plan” has the meaning specified in Section 5.5(b)(iii).

“Cap Amount” has the meaning specified in Section 9.3(e).

“Capital Markets Activity” means any activity undertaken in connection with efforts by any Person to raise for or on behalf of any Person capital from any public or private source.

“Claim” means any filed proceedings in the form of litigation or arbitration.

“Closing” has the meaning specified in Section 2.10.

“Closing Date” has the meaning specified in Section 2.10.

“Closing Payment” has the meaning specified in Section 2.5(b).

“Closing Statement” has the meaning specified in Section 2.6.

“Closing Working Capital” has the meaning specified in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, or any subsequent legislative enactment thereof, as amended and in effect from time to time, including any rules and regulations promulgated thereunder.

“Collective Bargaining Agreement” means any agreement with any labor organization representing Business Employees subject to Section 301 of the Labor Management Relations Act of 1947, 29 U.S.C. § 185.

“Confidential Information” has the meaning specified in Section 5.2(e).

“Confidentiality Agreements” means the confidentiality and nondisclosure letter agreement dated October 19, 2012 and the Restricted Information Confidentiality Agreement dated November 13, 2012, in each case, between Woodward and GE.

“Consents” means consents, approvals, authorizations, declarations, filings or registrations with, or notices to, any Governmental Entity or other third party, including any consents required from, or notices required to be delivered to, counterparties to Contracts in connection with any assignment thereof pursuant to the transactions contemplated hereby.

“Contract Employees” shall have the meaning specified in the Employee Services Agreement.

“Contracts” means any written indenture, mortgage, deed of trust, security agreement, lease, license agreement, contract, agreement, instrument, understanding, purchase, sales or other order, promise, undertaking or other commitment, or other written or oral legally binding arrangement.

“Control”, including, with correlative meanings, “Controlling”, “Controlled by” and “under common Control”, of a Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

“Controlled Group” has the meaning specified in Section 3.16(c).

“Controlling Party” has the meaning specified in Section 9.2(b).

“Copyrights” means copyrights in works of authorship of any type, mask works, rights of publicity and privacy and, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto and all other rights associated therewith.

“Covered Insurance Matter” has the meaning set forth in Section 5.20(b).

“CPR” has the meaning specified in Section 11.8(d).

“Current Parking Lot” has the meaning specified in Section 5.28.

“Customer Proposal” has the meaning specified in Section 3.23(b).

“DCFSA Plan” has the meaning specified in Section 5.6.

“De Minimis Business” means any minority equity investment by Seller or any of its Affiliates in any Person (a) in which Seller and its Affiliates collectively hold not more than 20% of the outstanding voting securities or similar equity interests, to the extent such equity interests do not give Seller and its Affiliates the right to designate a majority, or such higher amount constituting a Controlling number, of the members of the board of directors (or similar governing body) of such entity, and (b) in which the aggregate annual revenue from the competing portion of the business of the entity in which the minority equity is held is less than $15,000,000, in each case where Seller and its Affiliates do not have an active role in the management of the day-to-day operations of the business conducted by such entity.

“Default Recovery Activities” means the exercise of any rights or remedies in connection with any Capital Markets Activity, Financing, Insurance, Leasing, Other Financial Services Activities or Securities Activity (whether such rights or remedies arise under any agreement relating to such activity, under applicable Law or otherwise) including any foreclosure, realization or repossession or ownership of any collateral, business assets or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing.

“Defense Costs” has the meaning specified in Section 9.2(d).

“Designated Buyer” has the meaning specified in Section 2.13.

“Designated Courts” has the meaning specified in Section 11.9(a).

“Disclosure Letter Update” has the meaning specified in Section 5.21.

“Disclosing Party” has the meaning specified in Section 5.2(e).

“Development Contract” shall mean a Contract to develop, manufacture or sell (or any or all of the foregoing) a Business Product that is under development by Seller or its Affiliates and that has not entered into production as of the date of this Agreement.

“Disclosure Schedule” means either the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable.

“Dispute” has the meaning specified in Section 11.8(a).

“Dispute Notice” has the meaning specified in Section 11.8(b).

“Disputed Item” has the meaning specified in Section 2.7(e).

“DRN” has the meaning specified in Section 5.2(d).

“Duarte Facility” has the meaning specified in the Recitals to this Agreement.

“Employee Services Agreement” means the Employee Services Agreement substantially in the form attached hereto as Exhibit H.

“End Date” has the meaning specified in Section 8.1(b).

“Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, and natural resources (including plant and animal life).

“Environmental Activity” has the meaning specified in Section 9.3(b).

“Environmental Claim” means any claim under Environmental Laws asserting liability or responsibility for Losses that arise in connection with pollution or protection of the Environment or compliance with Environmental Laws, including any claim relating to the occurrence or continuation of any Release (or the substantial threat thereof), the migration of or exposure to any Hazardous Material, the violation, or alleged violation, of any Environmental Law or any Environmental Permit; and any other matters relating to the condition, protection, maintenance, restoration or replacement of the Environment or any part of it arising directly or indirectly out of the generating, manufacturing, processing, treatment, storage, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of any Hazardous Material, in each case in respect of the operation of the Business or the ownership or use of the Acquired Assets prior to the Closing Date.

“Environmental Laws” means all applicable Laws relating to pollution, protection of the Environment and the emission, discharge, release or threatened release of pollutants, contaminants or industrial, toxic or hazardous substances or hazardous wastes into the Environment or otherwise relating to the use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or hazardous wastes, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. § 2601 et seq., Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990, and all regulations promulgated thereunder and all analogous state and local laws.

”Environmental Loss” has the meaning specified in Section 9.3(b).

“Environmental Notice” means any written directive, notice of violation, or other notice from any Governmental Entity or third party respecting any Environmental Claim.

“Environmental Permit” means any Permit required pursuant to Environmental Law for the operation of the Business.

“Equity Interest” means all shares, options, warrants, general or limited partnership interests, membership interests, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

“ERISA” has the meaning specified in Section 3.16(a).

“Estimated Working Capital” has the meaning specified in Section 2.6.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Existing Business Activities” means the business of Seller and its Affiliates of designing, developing, operating, manufacturing, marketing, servicing and selling (a) non-TRAS hydraulic actuation products as currently conducted, or contemplated to be conducted, in Yakima, Washington, Cheltenham, United Kingdom and the Isle of Man, (b) Permitted ETRAS Business, and (c) to the extent conducted in Whippany, New Jersey, the hydraulic actuation products listed on Section 1.1 of the Seller Disclosure Schedule.

“Extra Assets” has the meaning specified in Section 5.16(b).

“Factored Receivables” means all receivables of the Business and related rights that are uncollected and sold to the Factoring Entity pursuant to the Multiple Seller Sale Agreement prior to the Closing.

“Factoring Entity” means General Electric Capital Corporation.

“Final Closing Working Capital Statement” has the meaning specified in Section 2.7(d).

“Final Settlement” has the meaning specified in Section 5.24(a).

“Financial Services Business” means (a) any Capital Markets Activity, (b) Financing, (c) Leasing, (d) Default Recovery Activities and Remarketing Activities, (e) Other Financial Services Activities, (f) any Securities Activity or (g) the sale of Insurance, the conduct of any Insurance brokerage activities or services or the provision of Insurance advisory services, business processes or software. Financial Services Business also includes any investment or ownership interest in a Person through an employee benefit or pension plan.

“Financial Statements” has the meaning specified in Section 3.3(a).

“Financing” means the making, entering into, purchase of, or participation in (including syndication or servicing activities) (a) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature or for similar purposes, (b) non-voting preferred equity investments, and (c) investments as a limited partner in a partnership or as a member of a limited liability company in which another person who is not an Affiliate is the management member.

“FSA Transfer” has the meaning specified in Section 5.6.

“Fundamental Representations” has the meaning specified in Section 9.3(a)(i).

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

“GE” has the meaning specified in the Preamble to this Agreement.

“GE Aviation” means the GE Aviation business unit of GE.

“GE FSA Plans” has the meaning specified in Section 5.6.

“GE Guaranty” has the meaning specified in Section 11.16(b).

“GE Local 509 Plan” has the meaning specified in Section 5.5(b)(iii).

“Government Bid” means any offer related to the business made by Seller which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract pertaining to the Business, including prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between Seller, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above.

“Governmental Approval” means any authorizations, consents, waivers, orders and approvals of any Governmental Entity, including any applicable waiting periods associated therewith.

“Governmental Entities” means any foreign, federal, state or local governmental, administrative or regulatory authority, agency or court.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“GPHFSA Plan” has the meaning specified in Section 5.6.

“Hazardous Materials” means any material, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws, including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hired Employee” has the meaning specified in Section 5.5(b).

“HSR Act” has the meaning specified in Section 3.2(d).

“Inactive Contract Employee” has the meaning specified in Section 5.5(b).

“Inactive Employee” means any Business Employee other than a Business Employee who is actively employed on the Closing Date (including any Business Employee who is absent by reason of vacation, holiday, jury duty or similar, non-medical absence not in excess of three days).

“Indebtedness” means, whether or not Related to the Business, any liability (a) of Seller or its Affiliates (i) for borrowed money, including the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties thereon (ii) for money owed under a credit facility, (iii) evidenced by any note, bond, debenture or other debt security (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required by GAAP to be classified as capitalized lease obligations for all or any part of the deferred purchase price of property or services (other than trade payables), (b) that would be required to be reflected as debt on a consolidated balance sheet of Seller or its Affiliates or any of the foregoing as of the relevant date in accordance with GAAP, (c) consisting of cash overdrafts, book overdrafts or bank account overdrafts of Seller or any of its Affiliates, (d) of others described in (a)-(c) that any of Seller or any of its Affiliates has guaranteed, or that is recourse to any of Seller or any of its Affiliates or any of their respective assets, and (e) related to cut but uncashed checks of Seller or any of its Affiliates, except, with regard to this subsection (e), to the extent reflected on the Final Working Capital Statement.

“Indemnification Certificate” has the meaning specified in Section 9.2(a).

“Indemnification Expiration Date” has the meaning specified in Section 9.3(a).

“Indemnified Party” has the meaning specified in Section 9.2(a).

“Indemnifying Party” has the meaning specified in Section 9.2(a).

“Institutional Controls” has the meaning specified in Section 5.25.

“Insurance” means any product or service determined to constitute insurance, assurance or reinsurance by the Laws in effect in any jurisdiction in which the restriction set forth in Section 5.13(a) applies.

“Intellectual Property” means all rights in intellectual property of all types, including the following: Patents, Trademarks, Copyrights, Trade Secrets, Software, copies and tangible embodiments of any of the foregoing in whatever form or medium, and all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution, or other violation of any of the foregoing.

“Intellectual Property Cross-License Agreement” means the Form of Intellectual Property Cross-License Agreement substantially in the form attached hereto as Exhibit F.

“Intercompany non-Trade Payables” means any Liabilities to the extent pertaining to the Business due to Seller or any of its Affiliates, excluding Intercompany Trade Payables.

“Intercompany non-Trade Receivables” means any Liabilities of Seller or any of its Affiliates to the extent pertaining to the Business, excluding Intercompany Trade Receivables.

“Intercompany Trade Receivables” means all receivables to the extent pertaining to the Business due from Seller or any of its Affiliates that are billed directly by the Business for goods or services rendered in the ordinary and normal course of business, which as of September 30, 2012, were as set forth on Section 1.1 of the Seller Disclosure Schedule.

“Intercompany Trade Payables” means all payables to the extent pertaining to the Business due to Seller or any of its Affiliates that are paid directly by the Business for goods or services rendered in the ordinary and normal course of business, which as of September 30, 2012, were as set forth on Section 1.1 of the Seller Disclosure Schedule.

“IRS” means the Internal Revenue Service of the United States of America.

“IT Assets” means computers and computer systems, servers, hardware, Software, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge” means, when used with respect to Seller, the actual knowledge of the individuals whose names are set forth on Section 1.1 of the Seller Disclosure Schedule, including the actual knowledge each such persons shall have obtained after reasonable inquiry of supervisory (including management) personnel whose responsibilities cover the subject matter of the applicable representations or warranty set forth in Article III, or if no such inquiry shall have been made, the actual knowledge such person would have obtained had such reasonable inquiry been made.

“Known Environmental Conditions” has the meaning specified in Section 5.25.

“Law” means any applicable statute, law, ordinance, regulation, rule, ruling, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Leasing” means the rental, leasing, or financing under operating leases, finance leases or hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.

“Liability” means any claim, debt, liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due), whenever or however arising (including those arising out of any contract or tort, whether based on negligence, strict liability or otherwise), and including all costs and expenses related thereto.

“Licensed Business IP” means any and all Intellectual Property that Seller or any of its Affiliates is licensed or otherwise permitted by other Persons to use pursuant to the Business IP Agreements.

“Lien” means any lien, pledge, mortgage, charge, security interest, encumbrance, title retention agreement, claim, option or similar third-party interest.

“Lien Agreement” has the meaning specified in Section 3.6.

“Losses” means any and all losses, costs (including reasonable out-of-pocket and documented costs associated with any required mitigation), Taxes, Liabilities, damages, fines, penalties and expenses (including reasonable attorneys’ fees and expenses and all consultant, contractor, expert and laboratory fees and expenses).

“LPHFSA” has the meaning specified in Section 5.6.

“Material Adverse Effect” means any event, change, development or facts that, individually or together with any one or more other events, changes, developments or facts, has had or would reasonably be expected to have a material adverse effect on the assets, financial condition or results of operations of the Business, taken as a whole; provided, however, that a Material Adverse Effect will not include any event, change, development or facts resulting from (a) the announcement of this Agreement or the identity of Buyer in and of itself, which Seller can reasonably establish by reliable evidence was the cause of such effect, (b) compliance with the terms and conditions of this Agreement or the failure to take any action as result of any restrictions or prohibitions set forth in this Agreement, (c) any failure by the Business to meet internal or published projections, budgets, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, that the events, changes, developments or facts giving rise to or contributing to such failure that are not otherwise excluded from this definition of Material Adverse Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect, (d) the effect of any changes affecting (i) any of the industries in which the Business operates (including such changes that affect demand and the availability and pricing of raw materials and air transportation) or in which Business Products, including services relating thereto, are used or distributed, (ii) products (including services thereto) which the Business offers generally, (iii) the United States or global economy generally, (iv) capital or financial markets generally (including changes in interest rates or exchange rates) or (v) general worldwide economic conditions (except, in each such case, to the extent that such changes affect the Business disproportionately as compared with other businesses or participants in the industry in which the Business operates), (d) national or international political or social conditions, including an outbreak or escalation of hostilities involving the United States, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (e) any changes in general legal or regulatory conditions or applicable Laws or accounting rules, including GAAP, or the interpretation thereof, or (g) any matter disclosed on Section 3.4(b) of the Seller Disclosure Schedule.

“Material Contracts” has the meaning specified in Section 3.12(a).

“Material Customers” has the meaning specified in Section 3.18.

“Material Suppliers” has the meaning specified in Section 3.19.

“Mediation Notice” has the meaning specified in Section 11.8(d).

“Multiple Seller Sale Agreement” means that certain Amended and Restated Multiple Seller Sale Agreement, dated December 16, 2011, by and among Factoring Entity, as purchaser, and Seller and certain other parties named therein, each as a seller, as amended, restated, modified or otherwise supplemented from time to time prior to the date hereof.

“Net Working Capital” means an amount equal to the total current assets of the Business included in the Purchased Assets (taken as a whole), minus the total current liabilities of the Business included in the Assumed Liabilities (taken as a whole), calculated in accordance with the Applicable Accounting Principles and in the manner set forth on Exhibit E hereto.

“Neutral Auditors” has the meaning specified in Section 2.7(e)(iii).

“No Further Action Status” means (a) a written determination received from the Governmental Entity having jurisdiction over such matter that all clean-up activities (excluding periodic monitoring) required to meet industrial cleanup standards pursuant to applicable Environmental Laws have been completed in all material respects; and (b) if applicable laws do not provide for such a written determination, when all clean-up activities required to meet industrial cleanup standards and conducted pursuant to a workplan approved by the appropriate Governmental Entity have been completed in all material respects.

“Non-Compete Period” means the period commencing on the Closing Date and ending on the date that is four years after the Closing.

“Occurrence-Based Policies” has the meaning specified in Section 3.11.

“Omitted Assets” has the meaning specified in Section 5.16(a).

“Open Source Materials” means any Software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms, including Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org) to the extent that such licenses meet the requirements of the definition of Open Source Materials).

“ordinary course of business” means the ordinary course of business consistent with past practice.

“OSHA” has the meaning specified in Section 3.15(e).

“Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of GE’s financial services affiliates purely for financial investment purposes, investments for the benefit of third party and client accounts, credit card products or services, vendor financing and trade payables services, back-office billing, processing, collection and administrative services or products or services related or ancillary to any of the foregoing.

“Owned Business Software” means all Software owned by Seller or any of its Affiliates Related to the Business or the Purchased Assets.

“Owned IP” means all Intellectual Property owned by Seller or any of its Affiliates.

“Owned Real Property” has the meaning specified in Section 3.8.

“Patent Assignment Agreement” means the Patent Assignment Agreement substantially in the form attached hereto as Exhibit D.

“Patents” means patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, patents of additions, utility models and inventors’ certificates, all inventions disclosed therein and improvements thereto, and all rights therein provided by international treaties and conventions.

“Permits” means all franchises, approvals, permits, licenses, authorizations, registrations, certificates, variances or Consents obtained from Governmental Entities.

“Permitted ETRAS Business” means electro-mechanical TRAS products and solutions to the extent conducted in Whippany, New Jersey, together with any organic growth resulting from research, development and engineering efforts that may be conducted in the future.

“Permitted Liens” means, collectively, (a) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable or being contested in good faith through appropriate proceedings, (b) mechanic’s, materialman’s, workman’s, serviceman’s and other similar Liens incurred in the ordinary course of the Business, (c) in the case of real property, (i) easements, restrictive covenants, rights of way and other similar restrictions of record, (ii) all zoning, land use, building and other similar restrictions and ordinances, and (iii) recorded or unrecorded easements, encumbrances, rights of way, encroachments, other similar matters affecting title or other minor imperfections to title or other legal or equitable rights or possessory interests; provided, however, that in the case of this clause (c), only to the extent that such Liens do not impair in any material respect the current or intended conduct of the Business or the current or intended use of the Purchased Assets, or the Buyer’s use and enjoyment of the Purchased Assets and the property subject thereto, including the value of such property and the Purchased Assets and Buyer’s ability to sell, convey, lease or otherwise dispose of such property, and (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) Liens referred to in Section 1.1 of the Seller Disclosure Schedule, (f) minor imperfections of title none of which are substantial in amount or materially detract from the value or impair the use of the property subject thereto or the operation of the Business and which were incurred in the ordinary course of business, (g) Liens securing the Assumed Liabilities and (h) with respect to Owned Real Property, the matters set forth on Exhibit G relating title exceptions.

“Permitted Uses” has the meaning specified in Section 5.2(e).

“Person” means a corporation, association, limited liability company, partnership, organization, trust, unincorporated organization, company, business, individual, government or political subdivision thereof or governmental agency.

“Personal Property” means personal property or interests therein, including furniture, furnishings, office equipment, communications equipment, tooling, molds, dies, machinery, equipment and spare parts.

“Plans” has the meaning specified in Section 5.28.

“Post-Closing Adjustment” has the meaning specified in Section 2.8.

“Preliminary Statement” has the meaning specified in Section 2.7(a).

“Property” means all property, assets, rights and interests of whatsoever nature including personal and real property, whether tangible or intangible, and claims and choses in action.

“Proposed Condemnation” has the meaning specified in Section 5.28.

“Purchase Price” has the meaning specified in Section 2.5(a).

“Purchased Assets” has the meaning specified in Section 2.1(II).

“Real Property” means all land, together with all buildings, structures, improvements and fixtures thereon and all easements and other rights and interests appurtenant thereto.

“Receiving Party” has the meaning specified in Section 5.2(e).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Related to the Business” means (a) primarily used, held for use or employed for use by Seller or its Affiliates in the Business as conducted by Seller and its Affiliates in the twelve (12) months prior to the Closing, or (b) primarily arising, directly or indirectly, out of the operation or conduct of the Business as conducted by Seller and its Affiliates in the twelve (12) months prior to the Closing.

“Release” means any actual or threatened release, spilling, leaking, emitting, discharging, injecting, leaching, dumping, disposing or allowing to escape or migrate into or through the Environment.

“Remarketing Activities” means the remarketing (including any possession, ownership, insurance, maintenance, transportation, shipment, storage, refurbishment, repair, sale, offer to sell, auction, consignment, liquidation, disposal, scrapping or other remarketing activities) of any collateral, business assets or other security currently or previously subject to any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property currently or formerly subject to Leasing.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Restricted Period” has the meaning specified in Section 5.12(a).

“Restricted Region” means (i) the United States of America and its territories, (ii) Africa, (iii) Asia, (iv) Australia, (v) Europe and (vi) South America.

“Retained Business IP” means all Intellectual Property (other than Trademarks) that is used in or relates to the Business and that is owned by Seller or its Affiliates immediately after Closing.

“Retained Employee” means the individual described in Schedule I.1.b. to the Employee Services Agreement.

“Securities Activity” means any activity, function or service (without regard to where such activity function or service actually occurs) which, if undertaken or performed (i) in the United States would be subject to the United States federal securities Laws or the securities Laws of any state of the United States or (ii) outside of the United States within any other jurisdiction in which the restrictions set forth in Section 5.13(a) apply, would be subject to any Law in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

“Seller” has the meaning specified in the Preamble to this Agreement.

“Seller Benefit Plans” has the meaning specified in Section 3.16(a).

“Seller Disclosure Schedule” has the meaning specified in the introductory language to Article III.

“Seller Guaranteed Obligations” has the meaning specified in Section 11.16(b).

“Seller Indemnified Parties” has the meaning specified in Section 9.1(b).

“Seller Insolvency Event” means (a) the commencement by Seller of a voluntary case or proceeding under, or the consent by Seller to the entry of a decree or order for relief in an involuntary case or proceeding under, any federal, state or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar law now or hereafter in effect or (b) the consent by Seller to the appointment of, or taking possession by, an administrator, a receiver, administrative receiver, conservator, custodian, liquidator, assignee, trustee or sequestrator (or other similar official in any applicable jurisdiction) of Seller or of any substantial part of its Property or undertaking or (c) the making of a general assignment by Seller generally to pay its debts for the benefit of creditors or (d) the admission in writing of Seller of its inability to pay its debts as they become due in the ordinary course of business or (e) the commencement of liquidation or dissolution of Seller or (f) the adoption of a resolution by the directors or shareholders of Seller in furtherance of any of the foregoing, or (g) a case or proceeding shall have been commenced against Seller in a court of competent jurisdiction seeking (i) a decree or an order for relief in respect of Seller under any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar law now or hereafter in effect or (ii) the appointment of an administrator, a receiver, administrative receiver, conservator, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its Property or undertaking or (iii) the ordering of the winding up or liquidation of its affairs or (h) any equivalent or similar circumstances to those set out in clauses (a) to (g) of this definition arising in any jurisdiction.

“Seller Marks” has the meaning specified in Section 5.4(a).

“Seller Support Arrangement” has the meaning specified in Section 2.2(k).

“Settlement Agreement” has the meaning specified in Section 5.24(a).

“Settlement Party” has the meaning specified in Section 5.24(a).

“Shared Contracts” has the meaning specified in Section 2.2(c).

“Software” means computer software, programs and databases in any form, including Source Code, object code, operating systems and specifications, Internet websites, website content, links, data and databases, compilations and other electronic data files, software implementations of algorithms, models and methodologies, development and design tools, library functions and compilers, all versions, updates, corrections, enhancements, and modifications of any of the foregoing, and all related documentation, user manuals and training materials, developer notes, comments and annotations.

“Source Code” means the human-readable (as opposed to machine-readable) form of computer programming code for Software.

“Special Warranty Deed” means a special warranty deed, limited warranty deed or local equivalent transfers/deeds of land to be delivered by Seller for each Owned Real Property, in a form and substance reasonably acceptable to Buyer.

“Subsidiary” means any company, association or other business entity, a majority of the stock or other equity interests of any class or classes of which is owned, directly or indirectly, by another Person.

“Target Working Capital” means $33,000,000.

“Tax” means any (a) federal, foreign, state, county, local and other tax (including income, gross receipts, transfer, excise, property, ad valorem, franchise, license, sales, use, goods and services, value added, withholding, estimated, occupancy, capital, profits, employment, unemployment compensation, payroll related, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, (b) Liability under any state abandonment or unclaimed property, escheat or similar Law and (c) Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Third Party Claim” has the meaning specified in Section 9.2(a).

“Third Party Rights” has the meaning specified in Section 5.10(a).

“Title Company” will mean a title insurance company chosen by Seller and approved by Buyer in its sole discretion.

“Title Policies” means ALTA owner’s title policies for each of the Owned Real Properties, issued by the Title Company based on the Updated Title Commitments, dated as of the Closing and including the following endorsements: (a) extended coverage insuring over all general exceptions customarily contained in such policies, and (b) any other endorsements reasonably requested by Buyer.

“Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including invention disclosures, manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, Uniform Resource Locator addresses, Internet domain names, part or product numbers, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, all common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

“Transfer Date” means the “Expiration Date” as defined in the Employee Services Agreement for Contract Employees other than the Retained Employee.

“Transfer Taxes” has the meaning specified in Section 10.1.

“Transferred IP” means (a) all Owned IP Related to the Business (other than Seller Marks) and (b) any other Owned IP conceived, developed or otherwise created at the Duarte Facility within the 24 month period immediately prior to execution of this Agreement, other than high level specifications and high level requirements used to specify a TRAS for integration into a nacelle or other larger product, which specifications and requirements may describe, but do not describe the functionality of, individual components or features of the TRAS.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit C.

“TRAS” means thrust reverser actuation systems.

“Triggering Event” has the meaning specified in Section 5.20(a).

“Updated Surveys” means, with respect to each parcel of Owned Real Property, a current ALTA survey prepared by duly licensed land surveyors acceptable to Buyer.

“Updated Title Commitments” means, with respect to each parcel of Owned Real Property, a current commitment for the issuance of an ALTA form owner’s title insurance policy written by the Title Company in amount equal to the fair market value of such parcel of Owned Real Property and otherwise in form and substance reasonably satisfactory to Buyer, providing that, upon the satisfaction of the conditions specified therein, in accordance with and to the extent provided in such title insurance policy, Buyer will have good and valid title to such parcel of Owned Real Property (including all appurtenant easements), free and clear of all Liens, except for Permitted Liens.

“Unresolved Items” has the meaning specified in Section 2.7(e)(iii).

“WARN Act” has the meaning specified in Section 2.4(g).

“Warranty Claims” has the meaning specified in Section 5.23.

“Warranty Contracts” has the meaning specified in Section 5.23.

“Work” has the meaning specified in Section 5.28.

1.2 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and will be ignored in construction or interpretation hereof. References to Articles, Sections, Exhibits, Schedules and Annexes are to Articles, Sections, Exhibits and Annexes of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit, Schedule or Annex but not otherwise defined therein, will have the meaning set forth in this Agreement. References to “the date hereof” in this Agreement mean the date of this Agreement. Any singular term in this Agreement will be deemed to include the plural and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact following by those words or words of like import. The word “or” shall not be exclusive. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action will not be required to be done or taken on such day but on the first succeeding Business Day thereafter. References to “$” will mean U.S. dollars. This Agreement and the Ancillary Agreements will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller will, or will cause its Affiliates listed on Section 3.7 of the Seller Disclosure Schedule to, sell, transfer, convey, deliver and assign to Buyer, and Buyer will and hereby does purchase, at the Closing, all of Seller’s and its Affiliates’ right, title and interest in and to all: (I)(a) Personal Property that is physically located on the Owned Real Property, or that is reflected on the Financial Statements or the Final Closing Working Capital Statement, or both; (b) trade accounts or notes receivable of the Business, including the Factored Receivables, and (c) to the extent Related to the Business, raw materials and supplies, manufactured and purchased parts, work-in-process, finished goods, goods in transit or other items of inventory, (including tooling, dies or molds, whether located at the Duarte Facility or with suppliers); and (II) any and all other assets, rights, interests and properties Related to the Business, whether tangible or intangible, real, personal or mixed, in each case, for each of this Section 2.1(I) and 2.1(II) to the extent existing immediately prior to the Closing (collectively, the “Purchased Assets”), wherever located, including:

(a) subject to Section 2.2(l) and Section 5.10, all Contracts, including Government Contracts, Related to the Business, including all rights under or pursuant to all warranties, representations and guaranties made by suppliers or service providers in connection with the Business, the Purchased Assets or services furnished to Seller in connection with the Business or the Purchased Assets (collectively, the “Business Contracts”), and all rights and benefits thereunder;

(b) subject to Section 2.2(e), all refunds, deposits, prepayments and prepaid expenses Related to the Business;

(c) all Transferred IP;

(d) all Business IT Assets;

(e) all sales, customer and marketing information, marketing research and data and customer and mailing lists and all promotional, advertising and archival materials, whether existing in print, video, online, magnetic or other media, and all stationery, forms, labels and other similar materials, in each case, Related to the Business (it being understood that any use by Buyer or its Affiliates of the Seller Marks after the Closing is subject to the terms and conditions set forth in Section 5.4);

(f) subject to Section 2.2(d)(ii), originals of all books, records (including customer account records), ledgers, files, reports, accounts, data, plans, documents, association registrations and other membership materials, correspondence, lists, drawings, specifications and operating records, Intellectual Property files and records, invention disclosures, drawings, research and development records and materials, models, proposals, policies and procedures, technical documents and data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information whether in hard copy, electronic format, magnetic or other media, in each case Related to the Business, and copies of personnel records of the Hired Employees (“Books and Records”), provided that Seller may retain copies of the Books and Records;

(g) all claims, causes of action, and other rights of recovery, set off or recoupment of any kind against any Person Related to the Business, except to the extent such claim, cause of action or other right relates to an Excluded Asset or Excluded Liability;

(h) all telephone numbers Related to the Business;

(i) all Permits Related to the Business, Business Products or the Duarte Facility, to the extent transferable (collectively, the “Business Permits”);

(j) the right to bill and receive payment for products shipped or delivered or services performed Related to the Business but unbilled as of the Closing;

(k) customers, customer accounts and customer lists, in each case, Related to the Business (the “Accounts”);

(l) the Owned Real Property;

(m) all Intercompany Trade Receivables;

(n) all goodwill Related to the Business or any of the foregoing;

(o) the bank account set forth on Section 2.1(o) of the Seller Disclosure Schedule; and

(p) the Assumed Plans, and any trust agreement, insurance policy or services contract specifically relating thereto, and the Collective Bargaining Agreement.

2.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Purchased Assets will not include, and Seller and its Affiliates will retain, all the assets, properties, rights and interests of Seller or its Affiliates that are not Related to the Business (other than Personal Property that is physically located on the Owned Real Property or that is reflected on the Financial Statements or the Final Closing Working Capital Statement, or trade accounts or notes receivable of the Business), and all direct and indirect rights, title and interest in and to the following assets, properties and rights (collectively, the “Excluded Assets”):

(a) all cash, cash equivalents, bank accounts (other than the bank account referenced in Section 2.1(o)) and marketable securities of Seller or its Affiliates;

(b) subject to the covenant set forth in Section 5.20, all insurance policies and insurance contracts and all interest in insurance pools and programs and, in each case, all of Seller’s or its Affiliates’ rights thereunder, including in respect of claims against insurance carriers;

(c) all Intercompany Receivables other than Intercompany Trade Receivables, Factored Receivables or receivables pursuant to Business Contracts set forth on Section 5.11 of the Seller Disclosure Schedule;

(d) (i) all Tax Returns; (ii) all Books and Records which Seller is required by Law to retain (it being understood, however, that copies of such Books and Records Related to the Business will be, to the extent permitted by Law, included in the Purchased Assets); (iii) all records, reports, correspondence and memoranda prepared or received by Seller or any of its Affiliates (including all analyses relating thereto so prepared or received) and all valuations, expressions of interest and bids received from all Persons, in each case, in connection with the offer or sale of the Business or the transactions contemplated under this Agreement; (iv) all financial statements of Seller or its Affiliates not Related to the Business, and all records, including working papers, related thereto; and (v) any document or other item not Related to the Business subject to attorney-client or similar privilege;

(e) any claims, rights and interest in and to any refunds of Taxes of Seller and its Affiliates with respect to the operation of the Business or the Purchased Assets or otherwise for taxable years or periods ending on or prior to the Closing Date and that are included in the Excluded Liabilities, and all beneficial interests in any portion of such a refund with respect to the operation of the Business or the Purchased Assets or otherwise for any taxable year or period beginning before and ending after the Closing Date, but only for the portion of such taxable year or period ending on or prior to the Closing Date;

(f) except for Intellectual Property included in the Purchased Assets or transferred to Buyer at the Closing pursuant to Section 2.1 or licensed to Buyer in connection with this Agreement and the transactions contemplated hereby, all Intellectual Property owned or licensed by Seller or its Affiliates, including all rights to the Seller Marks;

(g) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, certificates for capital stock, blank stock certificates, and other documents relating to the organization, maintenance and legal existence of Seller as a corporation;

(h) all rights of Seller and its Affiliates under this Agreement and any Ancillary Agreement;

(i) all rights under, and assets held by, the Seller Benefit Plans, other than the Assumed Plans or as specifically assumed by the Buyer pursuant to Section 5.6;

(j) all rights, claims, credits, refunds, causes of action (including counterclaims), defense and rights of set-off against third parties pertaining to the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto;

(k) any deposits or similar amounts or collateral securing any guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance, surety bonds or other similar agreements (each, an “Seller Support Arrangement”);

(l) the Contracts listed on Section 2.2(l) of the Seller Disclosure Schedule (collectively, the “Shared Contracts”);

(m) the assets listed on Section 2.2(m) of the Seller Disclosure Schedule;

(n) the equity interests of any legal Person held by Seller or its Affiliates;

(o) the policies and procedures of Seller or its Affiliates that are not Related to the Business;

(p) all Permits of Seller or any of its Affiliates that are Related to the Business to the extent that the transfer thereof would violate or would not be permitted or effective under applicable Law or the terms of such license or such license is otherwise not transferable, including any Federal Aviation Administration Permits and certifications; and

(q) all website content that is not Related to the Business and all URLs; and

(r) all confidentiality agreements with prospective purchasers of the Business; provided, however, that Seller and its Affiliates shall, at Buyer’s reasonable request and at Buyer’s sole cost and expense in respect of the information subject thereto that constitute Purchased Assets, enforce for Buyer’s benefit the rights of Seller and its Affiliates pursuant to any breach of such confidentiality agreements.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.4, Buyer will assume at the Closing and will thereafter timely pay, perform and discharge when due in accordance with their terms the following, and only the following, Liabilities of Seller or its Affiliates Related to the Business (the “Assumed Liabilities”):

(a) all Liabilities under Business Contracts that are not Excluded Assets, to the extent such Liabilities relate to performance under such Business Contracts following the Closing, but excluding any Liabilities (i) arising out of breach by Seller or an Affiliate, assignee, agent, Representative, contractor or subcontractor of Seller prior to Closing or (ii) described in Section 2.4(e);

(b) all Liabilities set forth and up to the amounts accrued on the Final Closing Working Capital Statement, including trade accounts payable incurred in the ordinary course of business and Intercompany Trade Payables;

(c) all Liabilities arising from or relating to the operation of the Business by Buyer, its Affiliates, successors or assigns from and after the Closing Date (including Liabilities to the extent arising under Permits held by Seller and used in the operation of the Business from and after the Closing Date, but without derogation of Seller’s obligations to Buyer under the Transition Services Agreement); and

(d) (i) all Liabilities under the terms of the Collective Bargaining Agreements on and after the Closing Date, (ii) to the extent provided in Section 5.5(e), all Liabilities under the terms of the Assumed Plans on and after the Transfer Date, and (iii) all other Liabilities specifically assumed by the Buyer pursuant to Sections 5.5 and 5.6.

2.4 Excluded Liabilities. Any Liability of Seller or its Affiliates, to the extent it is not an Assumed Liability, is an Excluded Liability (collectively, the “Excluded Liabilities”), and Buyer will not assume and will not be obligated to pay, perform or discharge any such Liabilities. Without limiting the generality of the foregoing, the following are Excluded Liabilities and Buyer will not assume and will not be obligated to pay, perform or discharge such Liabilities of Seller or its Affiliates:

(a) all Indebtedness;

(b) all Liabilities for Taxes that relate to the Purchased Assets, the Business or the Assumed Liabilities for Taxable periods (or portions thereof) ending on or before the Closing Date, for payments under any Tax allocation, sharing or similar agreement that relate to the Purchased Assets, the Business or the Assumed Liabilities, imposed under any bulk transfer Law of any jurisdiction, under any de facto merger Law, successor liability Law or any other Law or as a result of the application of Section 6901 of the Code or any similar Law, in each case with respect to the Purchased Assets, the Business or the Assumed Liabilities, for Taxes of Seller or any of its Affiliates and for Seller’s or any Affiliate’s share of any Transfer Taxes pursuant to Section 10.1;

(c) all Liabilities described in Section 2.4(c) of the Seller Disclosure Schedule;

(d) all Liabilities relating to or arising under any Excluded Asset;

(e) all Liabilities relating to the operation of the Business and the ownership of the Purchased Assets on or before the Closing Date, including all liabilities arising out of goods sold or services rendered by the Business on or prior to the Closing Date, including under contractual warranty agreements to service the Business Products delivered on or prior to the Closing Date;

(f) all Liabilities relating to the employment or termination of employment of any of the Business Employees with or by Seller, including all obligations and Liabilities relating to compensation, benefits (including under any pension or defined benefits plan), severance, change-in-control payments, bonus payments, unpaid vacation and paid time off, and Liabilities arising under OSHA or the Workers Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101, et seq., and similar Laws (collectively, the “WARN Act”), except (i) as agreed for services relating to Business Employees after the Closing pursuant to the Employee Services Agreement, (ii) to the extent provided in Section 5.5(e), the Assumed Plans on and after the Transfer Date, (iii) Liabilities specifically assumed by Buyer under the Collective Bargaining Agreements and (iv) other Liabilities specifically assumed by Buyer pursuant to Sections 5.5, 5.6 and 5.8;

(g) Liabilities relating to or arising under any breach or violation of Law or Permit, including (i) (A) all applicable U.S. export and re-export laws and regulations, including, the Export Administration Act of 1979, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Arms Export Control Act, and their respective regulations, including but not limited to: the Export Administration Regulations, the Office of Foreign Asset Control Regulations and the International Traffic in Arms Regulations (collectively, these laws and regulations are referred to as “U.S. Export Control Laws”) and (B) all other U.S. or non-U.S. Export Control Laws governing the conduct of Seller’s and its Subsidiaries’ business and (ii) any Environmental Law or Environmental Permit, in each case, occurring prior to the Closing Date;

(h) (j) Liabilities arising out of any Environmental Claim or the presence or Release of Hazardous Materials prior to the Closing Date at any Owned Real Property (including the Known Environmental Conditions) or at any off-site location to which Hazardous Materials migrated or were sent for treatment, storage or disposal in connection with the operation of the Business prior to the Closing Date;

(i) Liabilities arising out of any infringement, misappropriation, dilution, or other violation by the operation of the Business or any Business Products of the Intellectual Property rights of a third party, in each case prior to the Closing Date;

(j) any Liability of Seller or its Affiliates for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement; and

(k) all Intercompany Payables, other than Intercompany Trade Payables and payables pursuant to Business Contracts set forth on Section 5.11 of the Seller Disclosure Schedule (which Contracts shall not be terminated).

2.5 Purchase Price.

(a) In addition to the assumption of the Assumed Liabilities, the aggregate purchase price paid by Buyer to Seller for the Purchased Assets (the “Purchase Price”) will be the Closing Payment (as defined below), such payment to be paid at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer. The Purchase Price will be subject to adjustment as set forth in Sections 2.7 and 2.8 below and as otherwise set forth herein.

(b) For purposes of this Agreement, the term “Closing Payment” means (i) $200,000,000, which amount will be (A) increased, if the Estimated Working Capital is greater than the Target Working Capital, on a dollar-for-dollar basis by the amount by which the Estimated Working Capital exceeds the Target Working Capital or (B) decreased, if the Estimated Working Capital is less than the Target Working Capital, on a dollar-for-dollar basis by the amount by which the Estimated Working Capital is less than the Target Working Capital.

2.6 Closing Calculations. Seller has prepared and delivered to Buyer a statement setting forth Seller’s good faith calculation (the “Closing Statement”) of its estimate of Net Working Capital (the “Estimated Working Capital”) as of the Closing and its estimate of the Purchase Price, together with a schedule setting forth in reasonable detail the calculations supporting Seller’s computation thereof. The Closing Statement and the Estimated Working Capital Statement are set forth on Section 2.6 of the Seller Disclosure Schedule.

2.7 Preliminary Statement.

(a) Not later than 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s good faith calculation (the “Preliminary Statement”) of the Net Working Capital as of the Closing (the “Closing Working Capital”) and the Purchase Price, as adjusted pursuant to Section 2.8, together with a schedule setting forth in reasonable detail the calculations supporting Buyer’s computation thereof. The Closing Working Capital will be determined in accordance with the Applicable Accounting Principles and the manner of calculating Net Working Capital set forth on Exhibit E attached hereto.

(b) Within 30 days after delivery of the Closing Statement, either Buyer or Seller may elect to schedule a telephonic or in-person meeting with the other party to discuss the Preliminary Statement and Closing Working Capital and both parties agree to attend such meeting, provided that the requesting party shall provide the nonrequesting party at least seven days notice of such meeting.

(c) During Buyer’s preparation of the Preliminary Statement and the period of any review or dispute within the contemplation of this Section 2.7, (i) Buyer will (A) provide Seller and Seller’s authorized representatives with reasonable access to all work papers and records related to the Purchased Assets and the Assumed Liabilities and the preparation of the Preliminary Statement, and (B) cooperate with Seller and Seller’s authorized representatives, including providing, on a timely basis, such additional information as may be reasonably requested by Seller and providing reasonable access to Seller employees, if any, directly responsible for and knowledgeable about the information used in and the preparation of the Preliminary Statement, and (ii) Seller will (A) provide Buyer and Buyer’s authorized representatives with reasonable access to all work papers and records related to the Purchased Assets and the Assumed Liabilities and the preparation of the Preliminary Statement, and (B) cooperate with Buyer and Buyer’s authorized representatives, including providing, on a timely basis, such additional information as may be reasonably requested by Buyer and providing reasonable access to Buyer’s employees, if any, directly responsible for and knowledgeable about the information used in and the preparation of the Preliminary Statement.

(d) Subject to the terms and conditions hereof, if, within 45 days following its receipt of the Preliminary Statement, Seller does not dispute in accordance with this Section 2.7 Buyer’s calculation of the Closing Working Capital or Purchase Price set forth thereon, the Preliminary Statement and the Closing Working Capital and Purchase Price set forth thereon will be deemed to be final for all purposes under this Agreement (the Preliminary Statement, Closing Working Capital and Purchase Price set forth thereon determined in accordance with this Section 2.7(d) or as determined in accordance with Section 2.7(e), as the case may be, being the “Final Closing Working Capital Statement”).

(e) If Seller elects to dispute the Preliminary Statement or the calculations set forth thereon (any such disputed item being a “Disputed Item”):

(i) Seller will notify Buyer in writing within 45 days after Seller’s receipt of the Preliminary Statement, which notice will specify in reasonable detail the nature of the dispute with respect to any Disputed Item.

(ii) During the 45 day period following Buyer’s receipt of such notice, Buyer and Seller will attempt to resolve the dispute with respect to any such Disputed Items and to determine the final calculation of Closing Working Capital and the Purchase Price.

(iii) If, at the end of the 45 day period specified in subsection (d)(ii) above, Buyer and Seller will have failed to reach a written agreement with respect to all or any portion of such Disputed Items (those items that remain in dispute at the end of such period are the “Unresolved Items”), the Unresolved Items will be referred for resolution to PricewaterhouseCoopers (the “Neutral Auditors”) within ten days of the end of such period. If PricewaterhouseCoopers refuses or is otherwise unable to act as the Neutral Auditors, Seller and Buyer will cooperate in good faith to appoint another independent certified public accounting firm in the United States of national recognition mutually agreeable to Seller and Buyer, in which event “Neutral Auditors” will mean such firm. During the review by the Neutral Auditors, Seller and Buyer will each make available to the Neutral Auditors such individuals and such information, books, records and workpapers as may be reasonably required by the Neutral Auditors to fulfill its obligations hereunder.

(iv) Each party hereto agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter with the Neutral Auditors. The fees and expenses of the Neutral Auditors will be borne by Seller and Buyer in the same proportion that the dollar amount of Unresolved Items lost by a party bears to the total dollar amount of the Unresolved Items. Each party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 2.7(e)(iv). The Neutral Auditors will act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by Seller and Buyer, or representatives thereof, and not by independent review, only the resolution of the Unresolved Items. In resolving any Unresolved Item, the Neutral Auditors may not assign a value to such item greater than the greatest value for such item asserted by either party or less than the smallest value for such item asserted by either party. The parties will use reasonable efforts to cause the Neutral Auditors to issue their resolution within 30 days after the submission of the Unresolved Items to the Neutral Auditors. The Neutral Auditors’ resolution of the Unresolved Items will be set forth in a written statement delivered to Seller and Buyer. Such resolution will be deemed to be mutually agreed upon by Buyer and Seller for all purposes of this Agreement and will be final and binding on, and non-appealable by, the parties hereto. Either party will be entitled to have judgment entered upon such resolution, in a manner consistent with such resolution, in any court having jurisdiction. If the Unresolved Items are resolved by the Neutral Auditors, the Final Closing Working Capital Statement will consist of the applicable amounts from the Preliminary Statement (or amounts otherwise agreed to in writing by Seller and Buyer) as to items that have not been submitted for resolution to the Neutral Auditors, and the amounts determined by the Neutral Auditors as to the Unresolved Items that were submitted for resolution by the Neutral Auditors. Any changes to the Preliminary Statement resulting from such resolution of the Unresolved Items will be made, and such Preliminary Statement, as so changed, will be the Final Closing Working Capital Statement for all purposes under this Agreement.

2.8 Post-Closing Adjustment Payment. The “Post-Closing Adjustment” will be an amount equal to the Closing Working Capital as set forth on the Final Closing Working Capital Statement minus the Estimated Working Capital. If the Post-Closing Adjustment is a positive amount, then Buyer will pay to Seller the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Seller will pay to Buyer the absolute value of the Post-Closing Adjustment.

2.9 Payment and Interest.

(a) Any payments required to be made pursuant to Section 2.8 will be made within five days after the Final Closing Working Capital Statement has been finally determined in accordance with Section 2.7(d) or (e) hereof, by wire transfer to Buyer or Seller, as the case may be, of immediately available funds from such party to a designated account of such other party.

(b) The amount of any payment pursuant to Section 2.8 will bear interest from but not including the day on which the Closing occurs to and excluding the date of payment at a fixed per annum rate equal to the federal funds effective rate (as published by the Federal Reserve System) in effect on the date immediately prior to the date of payment plus one and one half percent (1.5%).

2.10 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place via electronic exchange of documents and signatures on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Articles VI and VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions) (or, if such date falls after the End Date, such earlier date after satisfaction of such conditions that is on or prior to the End Date), or at such other place or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing will be effective at 11:59 P.M. California time on the Closing Date.

2.11 Closing Deliveries. At the Closing:

(a) Seller will deliver to Buyer (i) counterparts of each Ancillary Agreement to which it or one of its Affiliates is a party, duly executed by Seller or the applicable Affiliate, including the Bill of Sale for the Purchased Assets, a Special Warranty Deed for each parcel of Owned Real Property, and such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as the parties and their respective counsel shall deem reasonably necessary for the assumption of Assumed Liabilities and vesting in Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets, in accordance with this Agreement, (ii) a receipt for the Purchase Price, (iii) at Seller’s sole cost and expense, the Title Policies; (iv) counterparts of all applicable state forms with respect to Transfer Taxes duly executed by Seller or the applicable Affiliate; (v) copies of all consents, approvals, waivers and notices obtained from Governmental Entities and third parties, prior to the Closing Date, including customers and suppliers, in connection with the transactions contemplated hereby and (vi) California Form 593-C duly executed by Seller’s applicable Affiliate and showing a full exemption from real estate withholding.

(b) Buyer will deliver to Seller (i) counterparts of each Ancillary Agreement to which it is a party, duly executed by Buyer, (ii) the Closing Payment (less deductions, if any, and withholdings required by applicable Law), by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to Buyer not later than two Business Days prior to the Closing Date, (iii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as the parties and their respective counsel shall deem reasonably necessary for the assumption of Assumed Liabilities, and (iv) counterparts of all applicable state forms with respect to Transfer Taxes duly executed by Buyer or the applicable Affiliate; and

(c) Each party will deliver to the other such certificates and other documents required to be delivered by it at Closing under Articles VI or VII, as applicable.

2.12 Allocation of the Purchase Price. To the extent required or necessary under the applicable Law of any jurisdiction (including for this purpose to determine and allocate Transfer Taxes pursuant to Section 10.1) for the parties to agree on an allocation of a portion of the Purchase Price (including Assumed Liabilities to the extent such Assumed Liabilities constitute part of the Purchase Price for Tax purposes) to the Purchased Assets or the Business located in such jurisdiction, each of Seller and Buyer shall cooperate with each other and shall agree on a reasonable allocation of a portion of the Purchase Price to such Purchased Assets and shall, to the extent possible, memorialize such agreement in such documents as are utilized to effectuate the transfers of such Purchased Assets.

2.13 Designated Buyer. On or prior to the Closing, Buyer may select an entity (a “Designated Buyer”) to purchase and acquire the Purchased Assets. The Designated Buyer must execute and deliver to Seller a counterpart to this Agreement. Buyer and Designated Buyer will jointly and severally undertake the obligations and liabilities of Buyer under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules dated as of the date hereof and attached hereto as Annex 1 (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows, it being understood that any matter disclosed in the Seller Disclosure Schedule corresponding specifically to Article III of this Agreement will be deemed disclosed in any other Section of the Seller Disclosure Schedule corresponding specifically to Article III to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be readily apparent to a reader of such disclosure, except that any matter disclosed for the purpose of Section 3.3, 3.4(b), or 3.12(e) of the Seller Disclosure Schedule must be specifically disclosed in Section 3.3, 3.4(b), or 3.12(e) of the Seller Disclosure Schedule, as applicable:

3.1 Organization and Standing.

(a) Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite limited liability company power and authority to own, lease or license its property and to conduct the Business as presently conducted.

(b) Seller is duly qualified or licensed to do business as a foreign limited liability company in every jurisdiction set forth on Section 3.1(b) of the Seller Disclosure Schedule, which jurisdictions constitute all of the jurisdictions where the nature of the Business or the properties owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Authorization; Non-contravention; Consents.

(a) Seller has the requisite limited liability company authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been, and the execution, delivery and performance of the Ancillary Agreements to which it is a party at Closing will be, duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been, and each of the Ancillary Agreements to which it is a party when executed by Seller will be, duly executed and delivered by Seller and constitutes, or when executed by Seller will constitute, legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Provided that all Consents described in Section 3.2(b) of the Seller Disclosure Schedule and Section 3.2(c) have been obtained or taken, the execution and delivery of this Agreement does not, and the execution and delivery of each of the Ancillary Agreements to which Seller or its Affiliates, as the case may be, is a party will not, and the performance and consummation by Seller or its Affiliates, as the case may be, of any of the transactions contemplated herein or therein will not, (i) contravene, conflict with or constitute or result in a breach or violation of, or a default under: (A) the certificate of formation or operating agreement of Seller; (B) any Law applicable to Seller (except for Laws which, if violated, would only have a de minimis impact on the Business); or (C) any Material Contract or material Permit, or create in any party a right to cancel, modify, terminate or accelerate, any Material Contract or material Permit; or (ii) result in the creation of any Lien (other than a Permitted Lien or Liens granted by Buyer) on any of the Purchased Assets.

(c) No Consent of any Governmental Entity is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the performance of the transactions contemplated hereby and thereby, except (i) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act, and applicable filings or approvals under such non-U.S. antitrust and competition Laws as are described on Section 3.2(c) of the Seller Disclosure Schedule, (ii) where the failure to obtain such Consent would not materially impair, restrict or delay the ability of Seller to consummate the transactions contemplated by, or the performance by Seller of any of the material obligations under, this Agreement or any of the Ancillary Agreements, or (iii) as may be necessary as a result of any facts or circumstances relating to Buyer or its Affiliates.

(d) Seller has, prior to the date hereof, made the requisite filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

3.3 Financial Information.

(a) Attached as Section 3.3(a) of the Seller Disclosure Schedule is (i) the unaudited statement of assets and liabilities of the Business at December 31, 2011, December 31, 2010 and September 30, 2012 and (ii) the unaudited income statement of the Business for the years ended December 31, 2011 and December 31, 2010, and the nine months ended September 30, 2012 ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Business, (ii) fairly present, in all material respects, the financial position and the results of operation of the Business, as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, except as set forth in the accounting principles set forth in Section 3.3(a) of the Seller Disclosure Schedule (the “Applicable Accounting Principles”).

(b) As of the date hereof, to Seller’s Knowledge there are no Liabilities of the Business whether or not required under GAAP to be reflected or reserved against on the unaudited statement of assets and liabilities of the Business at September 30, 2012 (the “Balance Sheet”), except (i) Liabilities specifically reflected or fully reserved against in the Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since September 30, 2012, (iii) Liabilities for income Taxes or Excluded Liabilities, and (iv) immaterial Liabilities.

3.4 Absence of Certain Changes. Except as contemplated by this Agreement, since June 30, 2012, (a) the Business has in all material respects been conducted in the ordinary course of business, (b) there has not occurred any Material Adverse Effect, (c) there has not been any damage to, or destruction or loss of, any asset or property Related to the Business or included in the Purchased Assets that (i) has had or is reasonably expected to have a material impact on the Business or (ii) is in excess of $500,000, individually or in the aggregate, whether or not covered by insurance, and (d) Seller has not, with respect to the Business:

(i) borrowed any amount or incurred or become subject to any material Liabilities that are Assumed Liabilities, except Liabilities incurred in the ordinary course of business, Liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;

(ii) waived any rights of material value;

(iii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Seller to any Business Employee, or (B) terminated, established or increased or promised to increase any benefits under any Seller Benefit Plan (or any agreement that could be a Seller Benefit Plan if in effect on the date hereof) for the benefit of any Business Employee, in each case except as required by Law or as otherwise required by contract in effect on June 30, 2012, or amendments to Seller Benefit Plans in the ordinary course that are applicable generally to Business Employees and other employees of Seller.

(iv) (A) entered into any Contract that would have qualified as a Material Contract hereunder if it had been in effect as of the date hereof, or (B) terminated or modified in any material respect, waived any material right under, transferred or terminated any Material Contract or released or assigned any rights or claims thereunder, excluding the expiration of any Material Contract in accordance with its terms;

(v) entered into any agreement, arrangement, or transaction with any Business Employee (or with any relative, beneficiary, spouse or Affiliate of such Persons) other than in the ordinary course of business of Seller;

(vi) subjected any Purchased Asset to any Liens (other than Permitted Liens);

(vii) purchased, sold, leased, exchanged or otherwise disposed of or acquired any assets of the type described in Section 2.1 (other than transactions in the ordinary course) with a value in excess of $150,000;

(viii) made capital expenditures or investments (or commitments therefor), other than in the ordinary course of business and in amounts less than $500,000 in the aggregate;

(ix) made any change in any method of accounting practice or policy, except as required by GAAP;

(x) except as related to Taxes, settled or compromised any Claim or threatened Claim other than any settlement or compromise of such Claim or threatened Claim that involves solely cash payments that have been paid in full;

(xi) amended in a manner detrimental to Seller, terminated or permitted to lapse any material Permit required by Law for Seller to conduct its business as currently conducted;

(xii) granted any security interest in or transfer or license to any Person any Transferred IP or Retained Business IP;

(xiii) with respect to any Retained Business IP, Transferred IP or Licensed Business IP, made any material change in any such Intellectual Property that reasonably could be expected to impair, restrict or affect the operation of the Business by (A) transferring, assigning or licensing to any Person any rights to any such Intellectual Property, (B) abandoning, permitting to lapse or otherwise disposing of any such Intellectual Property, or (C) granting any Lien on any such Intellectual Property other than Permitted Liens; or

3.5	(xiv) Taxes.	agreed or committed to do any of the foregoing.

(a) Seller has timely filed all income and other material Tax Returns that pertain to the Business required to be filed by it on or before the date of this Agreement. All such Tax Returns were true, correct and complete in all material respects at the time of filing and Seller has timely paid all Taxes shown due on such Tax Returns. There are no deficiencies or other assessments of Tax owed by Seller that pertain to the Business which are due and payable on or before the date of this Agreement. Seller has complied in all material respects with its withholding obligations for all Taxes with respect to the Business. No audits or other administrative proceedings, and no court proceedings, are pending or, to the Knowledge of Seller, threatened with respect to any Tax Returns or Taxes of Seller in which a material issue has been raised relating to the Purchased Assets or the Business.

(b) No written claim or nexus inquiry has been made by a Tax authority in a jurisdiction in which Seller does not file a Tax Return such that the Purchased Assets or the Business is or may be subject to taxation by that jurisdiction.

(c) Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Tax authority, or has been subject to any ruling guidance specific to Seller, that would be binding on Buyer for any Taxable period (or portion thereof) ending after the Closing Date. There are no pending requests for rulings or determinations by or before a Tax authority relating to Taxes with respect to the Purchased Assets or the Business. The transactions contemplated by this Agreement will not terminate any Tax incentive, holiday or abatement with respect to the Purchased Assets or the Business. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(d) Seller has made available to Buyer complete and accurate copies of (i) all Tax audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax authority with respect to the Purchased Assets or the Business, (ii) all material Tax Returns (other than income Tax Returns), including all currently filed Tax Returns, relating to the Purchased Assets or the Business for taxable periods that ended on or after December 31, 2009 and until the Closing Date and (iii) any closing agreements entered into by or on behalf of Seller with any Tax authority with respect to the Purchased Assets or the Business.

3.6 Liens; Good and Valid Title. Other than the Owned Real Property (which is the subject of Section 3.8) and Intellectual Property (which is the subject of 3.10), Seller has good and valid title to, or in the case of any property held or used under any lease or other Contract, a valid and enforceable right to use, the Purchased Assets, free and clear of any Liens, except for any Permitted Liens. Upon consummation of the transactions contemplated by this Agreement, Buyer will receive good and valid title to the Purchased Assets (other than the Owned Real Property (which is the subject of Section 3.8) and Intellectual Property (which is the subject of 3.10)), free and clear of any Liens, other than Permitted Liens. None of the Purchased Assets are subject to, or held under, any lease, mortgage, security agreement, conditional sales contract or other title retention agreement, the terms of which, as it applies to the Business, shall survive the Closing (“Lien Agreement”), or are other than in the sole possession and under the sole control of Seller.

3.7 Sufficiency of Assets.

(a) Seller and those Affiliates of Seller listed on Section 3.7 of the Seller Disclosure Schedule are the sole owners of the Purchased Assets. On the Closing Date (assuming receipt of all Consents set forth of Sections 3.2(b) and 3.2(c) of the Seller Disclosure Schedule), other than Intellectual Property which is the subject of Section 3.10, the Purchased Assets conveyed to Buyer hereunder, together with the other rights and assets being licensed or acquired by Buyer hereunder and under the Ancillary Agreements and the services to be provided by Seller or its Affiliates pursuant to the terms of the Ancillary Agreements, will constitute all of the tangible and intangible assets of any nature whatsoever, necessary to operate the Business immediately after the Closing in substantially the same manner conducted by Seller in the 12 months prior to the date hereof (it being understood that after the Closing the Business will not have the benefit of any goodwill associated with the Seller name or any other intangible benefit associated with being affiliated with Seller, or subject to Section 5.2, any right to use any Seller Marks); provided, however that this Section 3.7 will not be deemed to be breached as a result of any action of Seller or its Affiliates expressly required by or performed in accordance with Section 5.1 or for which Buyer has provided its consent executed by the General Counsel of Buyer (including pursuant to Section 5.1).

(b) All material tangible assets (whether owned or leased) included in the Purchased Assets are, in the aggregate, in reasonable condition and repair (except for ordinary wear and tear and ordinary course maintenance and repair that would not materially interfere in the conduct of the Business as currently conducted) for comparable assets in the industry.

3.8 Real Property. Section 3.8 of the Seller Disclosure Schedule lists all the Real Property owned by Seller or its Affiliates Related to the Business (the “Owned Real Property”) and the location and record owner thereof. Seller has good and valid fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. There are (i) no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (ii) no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein; (iii) no pending, or to Seller’s Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to any parcel of Owned Real Property. Seller has the unrestricted right to sell, convey or otherwise transfer its interest in the Owned Real Property. Seller has obtained all authorizations, permits and rights of way, including proof of dedication, that are necessary to allow interconnection, vehicular and pedestrian ingress and egress to and from the Owned Real Property. The Owned Real Property is in material compliance with all applicable laws, easements, covenants and similar restrictions, building restrictions and other zoning, building, fire and safety codes or regulations for its intended use. All components of all buildings, structures and other improvements included in or located on the Owned Real Property are in good operating condition and repair, except for normal wear and tear, sufficient in all material respects for Seller to operate the Business as presently conducted.

3.9 Transactions with Affiliates. Section 3.9 of the Seller Disclosure Schedule contains a list of all Contracts between Seller with respect to the Business, on the one hand, and any Affiliate of Seller, on the other, including any intercompany services, loan, guarantee or purchase or sales agreement.

3.10 Intellectual Property.

(a) Section 3.10(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property included in the Purchased Assets that is Registered and indicates, for each listed item, the owner of such Intellectual Property, the jurisdiction in which such Intellectual Property is Registered, the registration or application number, and the filing dates thereof. Section 3.10(a)(ii) of the Seller Disclosure Schedule sets forth a true and complete list (by name and version number) of all Business Products.

(b) To the Knowledge of Seller, all of the Transferred IP is valid, subsisting and enforceable. All the Transferred IP that is Registered is in good standing, with all fees paid in full and filings made to date, and Seller has taken all necessary action and made all necessary filings to ensure that no such registration or application will be abandoned. Set forth in Section 3.10(b) of the Seller Disclosure Schedule is a list of any renewals, fee payments, filings of an affidavit or Patent application or any other action that is or will be required to be taken with respect to any of the Transferred IP that is Registered within 12 months from the Closing Date.

(c) Seller and its Affiliates have good and valid title to the Transferred IP and all of the Transferred IP is wholly and exclusively owned by Seller or its Affiliates free and clear of Liens other than Permitted Liens and neither Seller nor its Affiliates has sold, transferred, assigned or otherwise disposed of any rights or interests therein or thereto. With respect to any Transferred IP of which Seller or its Affiliates is a joint owner or co-owner, there are no restrictions (by agreement with any third party joint owner or co-owner of such Transferred IP or otherwise) on Seller’s or its Affiliates’ exercise of the full scope of rights afforded a joint owner or co-owner of that type of Intellectual Property right under the Laws of the jurisdiction in which the Intellectual Property right exists.

(d) On the Closing Date, the rights in the Transferred IP conveyed to Buyer hereunder, together with the Intellectual Property rights being licensed to Buyer or that Buyer otherwise has the right to use under an Ancillary Agreement, will constitute all of the Intellectual Property rights necessary to operate the Business immediately after the Closing in substantially the same manner conducted by Seller in the 12 months prior to the date hereof; provided, however, that the foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.10(e). Seller and each Seller Affiliate has a valid license to use the Licensed Business IP, subject only to the terms of the Business IP Agreements. Seller and its Affiliates have sufficient rights to use the Business IP in connection with the operation of the Business, all of which rights will survive the consummation of the transactions contemplated by this Agreement unchanged. Seller has the authority to grant to Buyer the licenses in the Retained Business IP granted hereunder and under the Intellectual Property Cross-License Agreement and Seller has not granted any licenses to any third party inconsistent with the rights granted hereunder or under the Intellectual Property Cross-License Agreement.

(e) The operation of the Business, including the design, development, use, import, export, manufacture, licensing, sale or other disposition of Business Products and the provision of service offerings, does not infringe, misappropriate or violate the Intellectual Property (other than Patents) of any Person or, to the Knowledge of Seller, the Patents of any Person and has not done so in the last two years. No claims have been asserted in writing against Seller or any of its Affiliates alleging that such operation or any Business Product or the provision of any service offerings infringes, misappropriates or violates the Intellectual Property rights of any Person.

(f) To the Knowledge of Seller, no Person is engaging, or has engaged in the last two years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property included in the Purchased Assets, and neither Seller nor any of its Affiliates has asserted any claim of infringement, misappropriation, or misuse against any third party with respect to the Transferred IP.

(g) Neither Seller nor any of its Affiliates has granted or is obligated to grant to any third party any license or other right to any Transferred IP. To the extent Seller or any of its Affiliates has granted or is obligated to grant to any third party any license or other right to any Transferred IP, neither Seller nor any of its Affiliates has granted or is obligated to grant to any such third party any ownership rights, exclusive rights or right to sublicense any such Transferred IP.

(h) All confidential information used or held for use in connection with the operation of the Business has at all times been maintained in confidence and otherwise in a manner that is customary in and consistent with Seller’s industry and the industry of the Business. Seller and its Affiliates have taken all reasonable actions (for example, entering into nondisclosure agreements and affixing notices) necessary to secure and maintain the secrecy of such confidential information as a trade secret and as is customary and consistent with Seller’s industry and the industry of the Business. No confidential information, trade secrets or other confidential Transferred IP have been disclosed by Seller or its Affiliates to any Person except pursuant to valid and appropriate non-disclosure or license agreements that have not been breached.

(i) All individuals, including members of management, employees, agents, consultants, and contractors, who have conceived or developed any Business Products or any Transferred IP either (i) were bona fide employees of Seller or an Affiliate of Seller in the United States and products or Intellectual property was created within the scope of such employee’s employment, or (ii) have executed appropriate instruments of assignment in favor of Seller or an Seller Affiliate as assignee that have conveyed to Seller or an Seller Affiliate ownership of all Intellectual Property thereby arising.

(j) No Open Source Materials have been incorporated into any Software included in any Business Product, Owned Business Software or service offering of the Business that would in any way (a) require the licensing or distribution of Source Code to licensees, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing such Software, (c) except as specifically permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer such Software, (d) require the licensing of such Software to any other Person for the purpose of making derivative works or (e) subject such Software to similar licensing or distribution terms. To the Knowledge of Seller, none of Seller or its Affiliates is in breach of any material terms or conditions of any Open Source Materials obligations related to Software included in any Business Product, Owned Business Software or service offering of the Business and material to the operation of the Business. None of Seller or any of its Affiliates or any other party acting on behalf of Seller or its Affiliates has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Source Code of any Owned Business Software.

3.11 Insurance. Section 3.11 of the Seller Disclosure Schedule provides a summary of the current insurance programs maintained by or for the benefit of all of Seller’s businesses, including all occurrence-based insurance programs of Seller or its Affiliates providing coverage to the Business (such occurrence-based policies, the “Occurrence-Based Policies”). Neither Seller nor any of its Affiliates is in default with respect to its obligations under any such insurance programs and, to Seller’s Knowledge, each such insurance program is in full force and effect. All premiums payable under all such policies have been paid. Seller is, and has during the periods described on Section 3.11 of the Seller Disclosure Schedule been insured under the Occurrence-Based Policies.

3.12 Contracts and Agreements; No Defaults.

(a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a list of the following Contracts, to which Seller or any of its Affiliates is a party, and that relate to, are used in, or are necessary for, the Business (collectively, the “Material Contracts”):

(i) any partnership, joint venture or similar Contracts involving the ownership or operation of any business with any other Person;

(ii) Contracts expressly requiring an annual expenditure by Seller or annual revenue to Seller, in each case pertaining to the Business, of more than $400,000;

(iii) Contracts with a remaining term of more than three years that cannot be canceled by Seller on less than ninety 90 days’ notice without penalty and expressly requiring an annual expenditure by Seller or annual revenue to Seller, in each case pertaining to the Business of more than $150,000;

(iv) Contracts prohibiting or limiting the ability of Seller to engage in any line of business, to compete with any Person or to carry on or expand the scope of the Business in any geographic area;

(v) Contracts obligating Seller to loan any amounts to or make any investment or capital contribution in, any Person, excluding expense advances;

(vi) Contracts for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for compensation or severance payments in excess of $50,000 per annum or payments or benefits that would become payable or vest upon the consummation of the transactions contemplated hereby;

(vii) Lien Agreements, the terms of which, as it applies to the Business, shall survive the Closing;

(viii) guaranty of any obligation or other guaranty of an obligation pertaining to the Business in excess of $150,000, or in the aggregate in excess of $250,000;

(ix) except as disclosed in the Transition Services Agreement, agreements under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental pertaining to the Business exceeds $50,000;

(x) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;

(xi) Business IP Agreements, except to the extent such Contracts are immaterial to the Business, and any Contract required to be listed in Section 3.10(g) of the Seller Disclosure Schedules;

(xii) Contracts with third parties that are not customers of the Business for installation, integration or other services related to Business Products, where such services are performed for customers by such third parties and such Contracts involve annual expenditures or revenues, in each case pertaining to the Business in excess of $100,000;

(xiii) Contracts providing for “earn-outs,” “performance payments” or other similar contingent payments by Seller for an amount, in each case pertaining to the Business, in excess of $150,000;

(xiv) Contracts relating to Seller Support Arrangements;

(xv) Contracts for the acquisition of any Person or all or substantially all of its assets or the disposition of any material assets of Seller (other than in the ordinary course of business), other than agreements in which the applicable acquisition or disposition has been consummated and there are no present or contingent material obligations;

(xvi) Contracts pursuant to which Seller or its Affiliates have agreed to or are otherwise obligated to indemnify any other Person against any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property rights of any third party; and

(xvii) reseller, distributor, outsourcing, contract manufacturing, sales representative, joint marketing, joint development and all similar agreements, in each case, that are not terminable on 30 or fewer days’ notice and which have an annual expenditure by Seller or annual revenue by Seller, in each case pertaining to the Business, of more than $350,000.

(b) All Material Contracts are in full force and effect and are legal, valid, binding and enforceable obligations of Seller, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Since January 1, 2010, Seller has performed all material obligations required to be performed by it under the Material Contracts (including any obligations resulting from any “most favored nations” provisions and any obligations to impose licensing terms required by third parties on end users). Seller is not in material default under any Material Contract and, to Seller’s Knowledge, no counterparty to any Material Contract is in material default thereunder. Since January 1, 2010, Seller has not received any written notice of default under any Material Contract. Seller has made available to Buyer a true, complete and correct copy of each Material Contract. Seller (i) has not received any written notice of termination, cancellation or non-renewal that has not been withdrawn or cured with respect to any Material Contract, or (ii) has not waived in writing or released in writing any of its material rights under any Material Contract. To Seller’s Knowledge, none of the counterparties to the Material Contracts (i) plans to terminate, cancel or not renew such Material Contract, and (ii) no event or development has occurred, and no fact, circumstance or condition exists, that (with or without notice or lapse of time or both) could reasonably be expected to give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Material Contract or cancel, terminate or modify any Material Contract.

(c) Seller is not delivering any Business Products to a third party where the price or terms and conditions have not been agreed and that involve amounts in excess of $100,000 individually, or in the aggregate. To Seller’s Knowledge, no Development Contract is reasonably expected by Seller to have costs or other financial obligations, including a reasonable allocation of fixed overhead of the Business, which in the aggregate would exceed the revenues anticipated by Seller to be generated with respect to the Business Products or other products to be provided under such Development Contract.

(d) None of the Contracts listed on Section 3.12(d) of the Seller Disclosure Schedule contains a restriction on sub-contracting, except as noted on Section 3.12(d) of the Seller Disclosure Schedule.

(e)

(i) Section 3.12(e)(i) of the Seller Disclosure Schedule contains a complete and correct list of all Material Contracts (A) to which Seller or any of its Affiliates, on the one hand, and Boeing, on the other hand, is a party, (B) that relate to the Business, and (C) that do not constitute Purchased Assets.

(ii) Section 3.12(e)(ii) of the Seller Disclosure Schedule contains a complete and correct list of all Material Contracts (A) to which Seller or any of its Affiliates, on the one hand, and Boeing, on the other hand, is a party, (B) that relate to the Business, and (C) that constitute Purchased Assets, including Contracts relating to the award of the 737MAX TRAS Program (such contracts collectively, the “Boeing Material Contracts”).

(iii) Seller has made available to Buyer a true, correct and complete copy of each Contract set forth on Sections 3.12(e)(i) and (ii) of the Seller Disclosure Schedule.

(iv) The terms and conditions of each of the contracts set forth on Schedule 3.10(e)(iv) (the “Specified Contracts”) will be transferable to Buyer and will transfer to Buyer in accordance with their terms promptly after the Closing pursuant to a transfer, assignment and novation agreement between Seller, Buyer and the other party to the Specified Contracts. No Specified Contract is or will be subject to any right of termination, modification, review or renegotiation by Boeing in connection with the transactions contemplated by this Agreement. The transactions contemplated by this Agreement will not give rise to any breach of a Specified Contract by Seller or any of its Affiliates or Buyer or conflict with any term of a Specified Contract.

3.13 Claims and Litigation; Orders. Since January 1, 2010, (a) there are, and have been, no Claims or material disputes pending or, to the Knowledge of Seller, threatened in writing against Seller in respect of the Business and (b) there are no Claims or material disputes pending or, to the Knowledge of Seller, threatened in writing seeking to prevent or challenging the transactions contemplated hereby. Neither the Business nor the Purchased Assets nor Licensed Business IP are, nor since January 1, 2010 have they been, subject to any award, judgment, decree or Governmental Order of any court.

3.14 Compliance with Laws; Permits. Since January 1, 2010, Seller has been in material compliance with all Laws and Permits of any Governmental Entity applicable to the Business. All material Permits necessary for the conduct of the Business as conducted on the Closing Date have been duly obtained, are in full force and effect, and are listed on Section 3.14 of the Seller Disclosure Schedule. There are no proceedings before any Governmental Entity pending or, to the Knowledge of Seller, threatened in writing that may reasonably be expected to result in the revocation, cancellation, suspension or modification of any material Permits Related to the Business. Section 3.2(b) of the Seller Disclosure Schedule lists all Consents required to be obtained for the valid and effective transfer of Permits Related to the Business. This Section 3.14 does not relate to Taxes, which are addressed exclusively in Section 3.5, or environmental matters, which are addressed exclusively in Section 3.17.

3.15 Employment Matters. Section 3.15 of the Seller Disclosure Schedule contains a true and complete listing of the names of all Business Employees, together with the following information as of the date hereof with respect to each such employee: (a) job title, (b) location, (c) date of hire (and service start date if such date is different from date of hire), (d) base compensation rate, (e) commission, bonus or other additional compensation (or the terms thereof, if determined pursuant to a scale or formula), if any, (f) current employee status, including, if on leave, the type of leave, and (g) hours of accrued vacation, sick days, personal days, float days and any other paid time off, if any. Since June 30, 2012, except in the ordinary course of business, neither Seller nor any of its Affiliates has: (i) increased the compensation payable or to become payable to or for the benefit of any of the Business Employees, or (ii) increased, augmented or improved benefits granted to or for the benefit of any of the Business Employees under any Seller Benefit Plan. At any time in the last three years, neither the Seller nor any of its Affiliates has:

(a) to Seller’s Knowledge, employed any Business Employee who is not legally eligible for employment under applicable immigration Laws, violated any applicable Laws pertaining to immigration and work authorization, or received notice from any Governmental Entity of any investigation by any Governmental Entity regarding noncompliance with applicable immigration Laws, including U.S. Social Security Administration “No-Match” letters”;

(b) been delinquent in payments to any Business Employee for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such Business Employees;

(c) violated any Laws in any material respect with respect to employment and employment practices, terms and conditions of employment and wages and hours in connection with the employment of any Business Employees, including any such Laws relating to wages and hours, payment of wages, child labor, family and medical leave, access to facilities and employment opportunities for disabled persons, employment discrimination (including discrimination based upon sex, pregnancy, marital status, age, race, color, national origin, ethnicity, sexual orientation, disability, veteran status, religion or other classification protected by law or retaliation for exercise of rights under applicable Law), equal employment opportunities and affirmative action, employee privacy, and fair employment practices. The Business has filed and maintained all records and reports pertaining to equal employment opportunities required under applicable employment Laws including but not limited to EEO-1 reports, affirmative action plans and other similar records;

(d) been liable for the payment of any claims, damages, fines, penalties, or other amounts to any current or former Business Employees, however designated, for failure to comply with any employment Laws, or is party to any judgment, settlement agreement, consent decree, or other agreement with any Governmental Entity requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter. There are no formal or informal actions, proceedings, controversies, grievances, charges, proceedings or investigations against the Seller or any of its Affiliates pertaining to any Business Employees pending or to Seller’s Knowledge threatened to be brought or filed by or with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to alleged violation of any employment Laws;

(e) materially violated any Laws regulating occupational safety and health including, but not limited to, the U.S. Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq., or applicable regulations promulgated by any Governmental Entity (including the Occupational Health and Safety Administration (“OSHA”) or comparable state agencies). There are currently no citations or other proceedings under applicable occupational safety and health Laws or regulations pending against Seller or any of its Affiliates pertaining to the Business, and neither Seller nor any of its Affiliates has been cited by any Governmental Entity (including OSHA or any comparable state agency) for violations of applicable occupational health and safety Laws in connection with the Business any time in the last five years. Seller and its Affiliates maintains all records and reports pertaining to occupational health and safety required by any occupational safety and health Laws or any Governmental Entity (including OSHA), including OSHA-300 injury logs. Further, Seller and its Affiliates maintain workers’ compensation coverage for all Business Employees in accordance with applicable Laws;

(f) implemented any plant closing, mass layoff of Business Employees that could require notice (without regard to any actions that could be taken by the Buyer following the Closing) under applicable Laws (including the WARN Act or any similar state Laws);

(g) been a party to, or bound by, any Collective Bargaining Agreement, effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement within the definition of Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185, with any labor organization representing any Business Employees;

(h) except as set forth in 3.15(h) of the Seller Disclosure Schedule, been involved in negotiations with any labor organization regarding terms for a Collective Bargaining Agreement covering any Business Employees, or any effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement;

(i) experienced any strike, work slowdown, other material work stoppage, picketing, handbilling, or bannering due to any organizing activities or other material labor dispute pending or, to Seller’s Knowledge, threatened against the Business;

(j) recognized any labor organization as the representative of any Business Employees, received any demand for recognition from any labor organization, or been party to any petition for recognition or representation rights with any Governmental Entity with respect to any Business Employees; or

(k) committed any violation in any material respect of any labor Laws of any jurisdiction where the Business Employees are employed, including any violations of Section 8 of the National Labor Relations Act as amended, 29 U.S.C. § 158. There are currently no unfair labor practice charges or complaints pending with any Governmental Entity alleging any violations of applicable labor Laws pending against the Seller or any of its Affiliates pertaining to the Business or any Business Employees, and Seller and its Affiliates have not been subject to any remedial order issued by any Governmental Entity (including the National Labor Relations Board) for violations of applicable labor Laws in connection with the Business any time in the last three years.

(l) Section 3.15(l) of the Seller Disclosure Schedule contains a complete and accurate description of the substance of the oral notification provided by Seller to represented Business Employees on the transactions contemplated by this Agreement, including the description of the treatment of the pension plan included in Section 5.5(b)(iii).

3.16 Seller Benefit Plans.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth (i) all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all plans, policies and agreements providing any savings, retirement, pension, stock option, equity-based awards, bonus, incentive compensation, deferred compensation, excess or supplemental retirement, employee stock purchase, vacation, sickness, disability, welfare benefit, severance or separation benefits, and (iii) all employment contracts, whether or not subject to ERISA, whether written or oral, in which any Business Employee participates or to which any Business Employee is a party, as the case may be (“Seller Benefit Plans”). True and complete copies of all current summary plan descriptions and summaries of material modifications for each Seller Benefit Plan or for any Seller Benefit Plan without a summary plan description or a written description thereof, and true and correct copies of plan documents and all trust or other funding or administrative services agreements related to all Assumed Plans, have been delivered or made available to Buyer.

(b) None of the Business Employees participate in any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA by reason of their employment with Seller, and there is no basis for any Liability of Buyer under Title IV of ERISA to any such multiemployer plan as the result of the consummation of the transactions contemplated by this Agreement.

(c) Neither Buyer nor any of Buyer’s Affiliates will have any Liability after the Closing arising from (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is or has been maintained, administered or contributed to by Seller or any corporation or other trade or business which is or has been under common control with Seller (as determined under Section 414(b), (c), (m) or (o) of the Code) (the “Controlled Group”), or (ii) any failure of Seller, a Controlled Group member, or their respective group health plans to comply with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(d) Each Seller Benefit Plan that is intended to be qualified under Section 401 of the Code is so qualified, has been so qualified in all material respects during the period from its adoption to date and has received a favorable determination letter or opinion letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of such qualified status or any such determination letter or opinion letter.

(e) Seller has not incurred any Liabilities under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code.

(f) Neither Seller, nor, to the Knowledge of Seller, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Assumed Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code.

(g) The transactions contemplated by this Agreement do not constitute a “change in ownership or control” (within the meaning of such term under Section 280G of the Code).

(h) Each Assumed Plan has been and is currently administered in compliance in all material respects with its terms and all reporting, disclosure and other requirements of all applicable Laws, including ERISA, and the Code, and the terms of any applicable Collective Bargaining Agreement.

(i) With respect to each Seller Benefit Plan, there are no Claims (other than claims for benefits in the ordinary course under such plan) pending or threatened or otherwise involving, any Governmental Entity against any Seller Benefit Plan.

3.17 Environmental Matters.

(a) The Seller and its Affiliates are now operating and, to the Knowledge of the Seller have since January 1, 2010 operated, the Business in material compliance with all applicable Environmental Laws and all Environmental Permits.

(b) The Seller and its Affiliates hold all material Environmental Permits required to occupy the Owned Real Property and to operate the Business as it is presently being operated, all such Environmental Permits have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the Knowledge of the Seller, threatened to revoke, cancel or materially modify the terms of any such Environmental Permits.

(c) Neither the Seller nor any of its Affiliates are subject to any outstanding order, consent, decree, material Claim (including any material Environmental Claim) or investigation pursuant to Environmental Laws with respect to the Owned Real Property or the Business.

(d) To the Knowledge of the Seller, there are no Hazardous Materials present on, at, in or under the Owned Real Property for which any investigation or remediation is required or that could reasonably be expected to form the basis of a material Environmental Claim.

(e) To the Knowledge of Seller, neither Seller nor any of its Affiliates have received any Environmental Notice or otherwise have Knowledge of any allegations that Seller or any of its Affiliates is in violation of, or subject to liability under, any Environmental Laws in connection with the Business, the Purchased Assets or the Owned Real Property, except for notices the subject matter of which has been fully resolved with no further obligations.

(f) To the Knowledge of the Seller, neither Seller nor any of its Affiliates in connection with the Business sells or has in the past sold in connection with the Business any product containing asbestos or that utilizes or incorporates asbestos-containing materials.

(g) To the Knowledge of Seller, there are no underground storage tanks or related piping, abandoned pipelines, abandoned sewers, surface impoundments, pits, ponds, lagoons, hazardous waste disposal areas or friable asbestos containing materials at the Owned Real Property that could reasonably be expected to result in material liabilities.

(h) Seller has made available to Buyer accurate and complete copies of all material environmental reports, studies, assessments, investigations and audits, relating to environmental matters in its possession or control in connection with the Business.

(i) The representations and warranties set forth in this Section 3.17 are the sole and exclusive representations and warranties of Seller and its Affiliates with respect to matters arising out of or relating to the Environment, Environmental Law, Environmental Permits or Hazardous Materials.

3.18 Significant Customers. Section 3.18 of the Seller Disclosure Schedule accurately sets forth, with respect to the Business, a list of Seller’s top 20 customers (“Material Customers”) by purchases for the 9 months ended September 30, 2012. Seller has not received any written notice, and to Seller’s Knowledge, any oral notice, from any Material Customer that it will stop or decrease, in any material respect, its purchase of products or services from the Business.

3.19 Significant Suppliers. Section 3.19 of the Seller Disclosure Schedule accurately sets forth, with respect to the Business, a list of Seller’s top 20 suppliers (“Material Suppliers”) by purchases for the 9 months ended September 30, 2012. Seller has not received any written notice, and to Seller’s Knowledge, any oral notice, from any Material Supplier that it will stop or decrease, in any material respect, its sales of products or services to the Business.

3.20 Brokers’ and Finders’ Fees. Neither Seller nor any of its Affiliates has, nor has any of its directors, officers, agents or employees, employed any broker, finder or investment banker or incurred any, Liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement for which Buyer or its Affiliates could become liable.

3.21 Duarte. For the 12 months prior to the Closing Date, none of Seller, any Affiliate of Seller, or, to Seller’s Knowledge, any other Person has removed, transferred, sold or disposed of, any tangible Personal Property that was both physically located on the Owned Real Property and that is material to the Business, other than (a) obsolete, obsolescent or unnecessary Personal Property or (b) finished inventory sold or consumed in the ordinary course of business.

3.22 Government Contracts and Bids.

(a) Section 3.22(a) of the Seller Disclosure Schedule sets forth a current list of Government Contracts Related to the Business pursuant to which Seller is a Party that (i) are currently active in performance (or have been active in performance in the past but have not been closed after receiving final payment, or have been active in performance for the three years prior to the Closing Date) and (ii) are for production units or spare parts and (iii) pursuant to which Seller has had or expects more than $300,000 in annual revenue during the 2012 calendar year or pursuant to which Seller has open orders with more than $400,000 in expected revenue. Section 3.22(a) of the Seller Disclosure Schedule accurately reports for each such Government Contract the contractor, the customer, and the contract number. Seller has made available to the Buyer copies of all Government Contracts listed on Section 3.22(a) of the Seller Disclosure Schedule, including the related contract files. No Government Contract listed on Section 3.22(a) of the Seller Disclosure Schedule was awarded on the basis of any qualification as a “small business concern,” “small disadvantaged business,” protégé status or other preferential status (including disadvantaged-business, minority-owned business, women-owned business or other business status based on ownership or control, or participation in or qualification under other preferential status programs, such as the Historically Underutilized Business Zone program or participation under Section 8(a) of the Small Business Act or similar preferences). Section 3.22(a) of the Seller Disclosure Schedule also sets forth a current, accurate and complete list of each of the unexpired Government Bids involving payments in excess of $400,000 that Seller has submitted to a Governmental Body.

(b) With respect to any and all Government Contracts and Government Bids to which Seller is or has been a party and at all times since January 1, 2009:

(i) Seller is, and has been, in compliance in all material respects with all terms and conditions of each Government Contract and Government Bid (including all provisions and requirements incorporated expressly, by reference or by operation of Laws) and has performed all obligations required to be performed by it thereunder in all material respects;

(ii) Seller is, and has been, in compliance in all material respects with all requirements of Law pertaining to each Government Contract and Government Bid and all requirements of Governmental Bodies regarding such Law with respect to each Government Contract and Government Bid;

(iii) no Government Contract has been the subject of a termination for default, and Seller has not received any written or, to Seller’s Knowledge, oral demand for cure or show cause or other similar notice regarding performance of a currently open Government Contract or any written (or, to the Seller’s Knowledge, oral) notice of or claim for or assertion of a condition of default, a breach of contract, a violation of any Law or a violation of a contract requirement (including all provisions and requirements incorporated expressly, by reference or by operation of Law therein) in connection with a Government Contract or Government Bid that remains open and is not subject to an agreed upon corrective action plan (provided that all such corrective action plans are identified in Section 3.22(b) of the Seller Disclosure Schedule), whether from a Government Body or from any prime contractor, subcontractor, vendor or other third party, and no event, condition or omission has occurred or exists that would constitute grounds for such action;

(iv) no event has occurred which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a condition of default or breach of contract or a material violation of any Law with respect to a Government Contract or Government Bid;

(v) neither Seller nor any representative of Seller has violated any Law or administrative or contractual restrictions concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Body (regardless of the branch of government), including the so-called “revolving door” restrictions set forth at 18 U.S.C. Section 207 or similar provisions under state or local laws;

(vi) the representations, certifications and warranties made by Seller with respect to the Government Contracts and Government Bids were accurate and complied with Law in all material respects as of their effective date, and Seller has fully complied with all such certifications;

(vii) (A) Seller has not received any written or oral notification of costs, schedule, technical or quality problems that could reasonably result in claims against Seller (or successors in interest) by a Governmental Body, a prime contractor or a higher tier subcontractor; (B) there are no Government Contracts pursuant to which Seller is likely to experience cost, schedule, technical or quality problems that would reasonably be expected to result in claims against Seller (or successors in interest) by a Governmental Entity, a prime contractor or a higher tier subcontractor; (C) no Government Contract or Government Bid has incurred or currently projects untimely performance or material losses or material cost overruns; (D) all of the Government Contracts were legally awarded, are binding on the parties thereto and all material Government Contracts are in full force and effect; (E) the Government Contracts are not currently the subject of bid or award protest proceedings, and no Government Contracts or Government Bids are to Seller’s Knowledge reasonably likely to become the subject of bid or award protest proceedings and (F) Seller has no pending or presently anticipated claim or request for equitable adjustment, however styled, in conjunction with a Government Contract;

(viii) with respect to Government Contracts to which Seller is a party, no Governmental Entity, prime contractor or higher tier subcontractor under a Government Contract or any other Person acting on behalf of the foregoing, has notified Seller, either in writing or, to Seller’s Knowledge, orally, of any actual or alleged violation or material breach of any Law, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification;

(ix) no money due to Seller pertaining to any Government Contract has been withheld or set-off and Seller has not received any written or, to the Seller’s Knowledge, oral threat or attempt to withhold or set off any money due under any Government Contract;

(x) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract complied with Law in all material respects and were current, accurate and complete in all material respects as of their submission date;

(xi) neither the execution, delivery nor performance of this Agreement or any Ancillary Agreement does or will conflict with, result in a breach or default under or give any counterparty any right to amend or terminate any Government Contract;

(xii) Seller and each employee of Seller who hold security clearances are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M, and any supplements, amendments or revised editions thereof;

(xiii) Seller has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (A) civil or criminal liability under the False Claims Act or (B) a claim for price adjustment under the Truth in Negotiations Act; and

(xiv) Seller has not received any written or oral notice terminating any Government Contract for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

(c) To the Knowledge of Seller, no employee, supplier or customer of Seller Related to the Business has been suspended, debarred or placed on the General Services Administration Excluded Parties List.

3.23 [Reserved].

3.24 Products Liability. Since January 1, 2010, neither Seller nor any of its Affiliates has received a claim for or based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, design defects, negligent provision of services, or any other allegation of material liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), documentation, or sale of Business Products (other than warranty service and repair claims in the ordinary course of business not material in amount or significance) or the provision of related services pertaining to the Business; and, to the Seller’s Knowledge, there is no basis for any such claim (disregarding warranty service and repair claims in the ordinary course of business not material in amount or significance). To Seller’s Knowledge, there are no material errors in any published technical documentation, specifications, manuals or user guides (a) contained in any submissions by Seller to any Governmental Entity, including pursuant to any import or export Law or (b) provided in the ordinary course of business to customers of the Business.

3.25 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III (AS QUALIFIED BY THE RESPECTIVE SCHEDULES HERETO) AND IN THE ANCILLARY AGREEMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO ANY PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES) WITH RESPECT TO SELLER, THE PURCHASED ASSETS, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedules dated as of the date hereof and attached hereto as Annex 2 (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authorization; Non-contravention; Consents.

(a) Buyer has the requisite corporate authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been, and the execution, delivery and performance of the Ancillary Agreements to which it is a party at Closing will be, duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each of the Ancillary Agreements to which it is a party when executed by Buyer will be, duly executed and delivered by Buyer and constitutes, or when executed by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable against it in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or effecting creditors’ rights and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Provided that all Consents described in Section 4.2(b) of the Buyer Disclosure Schedule and Section 4.2(c) have been obtained or taken, the execution and delivery of this Agreement does not, and the execution and delivery of each of the Ancillary Agreements to which Buyer or its Affiliates, as the case may be, is a party will not, and the performance and consummation by Buyer or its Affiliates, as the case may be, of any of the transactions contemplated herein or therein will not, (i) contravene, conflict with or constitute or result in a breach or violation of, or a default under: (A) the certificate of incorporation or by laws (or similar formation and organizational documents) of Buyer; (B) any Law applicable to Buyer; or (C) any material Contract or material Permit of Buyer, or create in any party a right to cancel, modify, terminate or accelerate, any material Contract or material Permit of Buyer; or (ii) result in the creation of any Lien (other than a Permitted Lien or Liens granted by Seller) on any of the assets or properties of Buyer, except where such contravention, conflict, Lien, breach, violation, default or right would not, individually or in the aggregate, impair, restrict or delay the ability of Buyer to consummate the transactions contemplated by this Agreement or the performance by Buyer of any of its material obligations under this Agreement or any Ancillary Agreement.

(c) No Consent of any Governmental Entity is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the performance of the transactions contemplated hereby and thereby, except (i) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act, and applicable filings or approvals under such non-U.S. antitrust and competition Laws as are described on Section 4.2(c) of the Buyer Disclosure Schedule, or (ii) where the failure to obtain such Consent would not materially impair, restrict or delay the ability of Buyer to consummate the transactions contemplated by, or the performance by Buyer of any of the material obligations under, this Agreement or any of the Ancillary Agreements, or (iii) as may be necessary as a result of any facts or circumstances relating to Seller or its Affiliates.

(d) Buyer has, prior to the date hereof, made the requisite filing under the HSR Act.

4.3 Claims and Litigation; Orders. There are no Claims or material disputes pending or, to the knowledge of Buyer, threatened in writing, against Buyer or any of its Affiliates seeking to prevent or challenging the transactions contemplated by this Agreement or that would, or would be reasonably likely to, individually or in the aggregate, impair, restrict or delay the ability of Buyer to consummate the transactions contemplated hereby. Buyer is not subject to any award, judgment, decree or Governmental Order that would, or would be reasonably likely to, individually or in the aggregate, impair, restrict or delay the ability of Buyer to consummate the transactions contemplated hereby.

4.4 Financial Capability. Buyer, including Buyer’s Affiliates, has and will have at the Closing, (a) all immediately available funds necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements to which it is a party and (b) all the resources and capabilities (financial and otherwise) to perform its obligations hereunder and under each of the Ancillary Agreements. Buyer has not undertaken any act or omission of any kind, and is not contemplating or aware of any act or omission of any kind, in either case which would impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Ancillary Agreements. Buyer acknowledges that its obligations under this Agreement and the Ancillary Agreements, including its obligation to pay the Purchase Price, are not conditioned upon or subject to the availability of funds to Buyer.

4.5 Compliance with Laws. Buyer and its Affiliates are in compliance with all Laws of any Governmental Entity applicable to their respective businesses, except for violations that do not, and would not be reasonably likely to, individually or in the aggregate, impair, restrict or delay the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.6 Brokers’ and Finders’ Fees. Neither Buyer nor any of its Affiliates has, nor has any of its directors, officers, agents or employees, employed any broker, finder or investment banker or incurred any, Liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement for which Seller or its Affiliates could become liable.

4.7 Investigation. BUYER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING SELLER, THE PURCHASED ASSETS, THE BUSINESS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT SELLER, THE PURCHASED ASSETS, THE BUSINESS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE III OF THIS AGREEMENT, (I) BUYER ACKNOWLEDGES AND AGREES THAT (A) SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, THE BUSINESS, SELLER, SELLER’S AFFILIATES, OR ANY OF SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION, MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE BUSINESS, SELLER OR SELLER’S AFFILIATES FURNISHED TO BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER, AND (B) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF THE BUSINESS, SELLER OR ANY OF SELLER’S AFFILIATES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (II) BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; AND (III) BUYER IS ACQUIRING THE PURCHASED ASSETS IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT (AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE, AS SUPPLEMENTED OR AMENDED), AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED FOR EXCLUSIVE REMEDIES SET FORTH IN ARTICLE X.

ARTICLE V

COVENANTS

5.1 Management of the Business until the Closing.

(a) Except as contemplated by this Agreement or any Ancillary Agreement, for matters identified on Section 5.1 of the Seller Disclosure Schedule, for matters consented to by Buyer in advance (which consent will not be unreasonably withheld, delayed or conditioned) or as may otherwise be required by applicable Law, during the period from the date hereof to the Closing Date, Seller will use commercially reasonable efforts to operate the Business in the ordinary course consistent with past practices, and use commercially reasonable efforts to maintain the value of the Business as a going concern consistent with past practice, including by using commercially reasonable efforts to preserve intact its business organization, keep available the services of its current managers, officers and employees, preserve its relationships with customers, creditors and suppliers, maintain its books and records and comply in all material respects with applicable Law. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, between the date hereof and the Closing Date, Seller will not, without the prior consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), with respect to the Business and the Purchased Assets take any action which would be required to be disclosed on Section 3.4 of the Seller Disclosure Schedule if such action were taken immediately prior to the date hereof.

(b) Nothing contained in this Agreement will give Buyer, directly or indirectly, rights to control or direct Seller’s operation of the Business prior to the Closing, and, prior to the Closing, Seller will, with respect to the Business, exercise complete control and supervision of the Business, in all cases, consistent with the terms and conditions of this Agreement.

5.2 Access to Information; Retention of Information; Confidentiality.

(a) From the date hereof until the Closing Date, upon reasonable prior written notice and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and legal or contractual confidentiality or privacy obligations, including pursuant to the Confidentiality Agreements, Seller will, upon Buyer’s reasonable request, provide Buyer and its counsel, accountants and other representatives (i) reasonable access, during regular business hours, to the employees, facilities, offices, books and records of the Business; provided, however, that such access will not unreasonably interfere with the normal operations of Seller or the Business and (ii) such financial, operating and other information with respect to the condition (financial or otherwise), business, assets, properties or operations of the Business, as Buyer may reasonably, and with reasonable specificity, request in writing of Seller, in each case, as soon as reasonably practicable following such request. If so requested by Seller, Buyer and its Affiliates will enter into a customary joint defense agreement with Seller with respect to any information to be provided to Buyer pursuant to this Section 5.2(a).

(b) Buyer and its Affiliates and Seller and its Affiliates shall not destroy or otherwise dispose of the Books and Records relating to accounting or legal matters prior to the Closing prior to the seventh anniversary of the Closing Date or such later date as required by applicable Law without first providing the other party reasonable advance notice with respect to such destruction or other disposition and a reasonable opportunity to take possession of such Books and Records.

(c) Following the Closing, for so long as such Books and Records are retained by Buyer and Seller in accordance with Section 5.2(b), (i) upon reasonable prior written notice, (ii) except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality or privacy obligations, and (iii) solely if Buyer or Seller reasonably requires access to such Books and Records held by the other party in order to prepare a Tax Return for itself or its Affiliate or other purpose reasonably relating to the Excluded Assets or Excluded Liabilities with regard to Seller and the Purchased Assets and Purchased Liabilities with regard to Buyer, each party will (A) afford the other party and that party’s counsel, accountants and other representatives reasonable access, during regular business hours, to the employees and books and records of the Business, (B) furnish to the other party and its Affiliates such additional financial and other information regarding the Business and the Purchased Assets as Seller may from time to time reasonably request or the Excluded Assets as Buyer may from time to time reasonably request, and (C) make available to the requesting party those employees of the nonrequesting party whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the requesting party in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation will not unreasonably interfere with the business or operations of Buyer or any of its Affiliates or Seller or any of its Affiliates. If so requested by Buyer or Seller, the parties will enter into a customary joint defense agreement with respect to any information to be provided pursuant to this Section 5.2(c). All requests for information made pursuant to this Section 5.2(c) will be directed to an executive officer of the nonrequesting party, or such person as may be designated by that nonrequesting party.

(d) Buyer shall cause its employees to continue to preserve any documents, data, records, or tangible items that are subject to a legal hold or document retention notice and shall preserve any such documents of departing employees (either, a “DRN”) that counsel to Seller have issued to any employees or other custodians on or prior to the Closing Date until such time as Seller confirms that the DRN has been withdrawn, provided that any reasonable out-of-pocket and documented expenses incurred by Buyer in complying with this provision will be promptly reimbursed by Seller. Within five business days of the Closing Date, Seller shall provide Buyer with copies of any DRN in effect and a list of custodians who are subject to its terms, which Buyer shall hold in confidence and shall use exclusively for purposes of compliance with this Section 5.2(d). Buyer and Seller acknowledge and agree that Seller’s provision of the DRN to Buyer is made in confidence and without any intent to waive any aspect of the Seller’s attorney-client privilege. Buyer and Seller further acknowledge and agree that the disclosure is made for purposes of the parties’ mutual interest in the Seller’s defense of, and indemnification for, the claims and liabilities it retains under this Agreement.

(e) Each of Seller and Buyer has disclosed and will, following the Closing, including in connection with the Transition Services Agreement, disclose confidential or non-public information, including Trade Secrets (“Confidential Information”) to the other party (the disclosing party is the “Disclosing Party” and the receiving party is the “Receiving Party”). Each Receiving Party acknowledges the confidential and proprietary nature of such Confidential Information of the Disclosing Party and agrees, subject to the terms of the Intellectual Property Cross-License Agreement, that after the Closing such Confidential Information (i) will be kept confidential by the Receiving Party, (ii) will not be used for any reason or purpose other than to consummate the transactions contemplated by this Agreement or as otherwise permitted by the Ancillary Agreements, including any use of Confidential Information reasonably required to effectuate the terms of the Transition Services Agreement (“Permitted Uses”), and (iii) without limiting the foregoing, will not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of the Disclosing Party with respect to Confidential Information of the Disclosing Party. Each of Buyer and Seller will disclose the Confidential Information of the other party only to its Affiliates and Representatives who require such material for Permitted Uses and will inform such Representatives of the obligations of this Section 5.2 with respect to such information. Each of Buyer and Seller will direct its Representatives and Affiliates to comply with the terms and conditions of this Section 5.2, and be responsible and liable for any breach of the provisions of this Section 5.2 by it, its Representatives or its Affiliates. The confidentiality obligations of this Section 5.2(e) shall apply (x) indefinitely to Trade Secrets and (y) for a period of two years after the Closing to Confidential Information that is not a Trade Secret. Nothing in the terms of this Section 5.2(e) shall limit the Parties’ rights and obligations as set forth in the Intellectual Property Cross-License Agreement.

(f) From and after the Closing, the provisions of Section 5.2(e) above will not apply to or restrict in any manner Buyer’s use of any Confidential Information of Seller relating to any of the Purchased Assets or the Assumed Liabilities.

(g) Notwithstanding anything to the contrary in Section 5.2(e), Section 5.2(e) does not apply to that part of the Confidential Information of a Disclosing Party that (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 5.2 by the Receiving Party or its Representatives, (ii) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party, (iii) was, is or becomes available to the Receiving Party on a non-confidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure, (iv) may be required to be disclosed pursuant to the terms of a Governmental Order, under applicable Law or by any Governmental Entity (including any self-regulatory organization on which the Receiving Party’s securities (or those of its Affiliates) are listed), provided, however, that the Receiving Party or such Affiliate advises the Person to which such disclosure is made of the confidential nature of the information and, if permitted by Law, regulation and applicable supervisory authority, gives the Disclosing Party such notice as may be reasonably practicable under the circumstances, or (v) is in response to any summons, subpoena or other legal process or formal or informal investigative demand issued by a Government Entity to the Receiving Party or its Affiliates in the course of any Action; provided, however, that the Receiving Party or any such Affiliate shall notify the Disclosing Party of such intended disclosure and reasonably cooperate with the Disclosing Party in its efforts to limit or restrict such disclosure, at the sole cost of the Disclosing Party. Neither Seller nor any Affiliate of Seller will disclose any Confidential Information of Seller relating to any of the Purchased Assets or the Assumed Liabilities in reliance on the exceptions in clauses (ii) or (iii) above.

5.3 Regulatory and Other Authorizations; Consents.

(a) Buyer and Seller shall use their respective reasonable best efforts to (i) obtain, as expeditiously as possible and not later than December 27, 2012 (or if not obtained by such date, as expeditiously as possible thereafter), all Governmental Approvals that may be, or become, necessary for the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements, (ii) resolve, as expeditiously as possible and not later than December 27, 2012 (or if not obtained by such date, as expeditiously as possible thereafter), such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement and the Ancillary Agreements under the HSR Act and any other Law in any relevant jurisdiction, (iii) avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including, by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or by the Ancillary Agreements) and (iv) promptly secure the issuance, reissuance or transfer of all Permits necessary to operate the Business in compliance with Law. Seller and Buyer will cooperate with the reasonable requests of the other in seeking promptly to obtain all such authorizations, consents, orders and approvals and the issuance, reissuance or transfer (to the extent permitted by Law) of Permits. Neither Buyer nor Seller shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, waivers, orders or approvals.

(i) Each of Seller and Buyer has made an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and agrees to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party hereto agrees to make promptly any filing that may be required with respect to the transactions contemplated by this Agreement and the Ancillary Agreements under any other antitrust or competition Law or by any other antitrust or competition authority. Buyer shall have sole responsibility for the filing fees associated with any filings required in jurisdictions outside the United States.

(ii) Each party to this Agreement shall promptly notify the other parties hereto of any oral or written communication it receives from any Governmental Entity relating to the matters that are the subject of this Agreement, permit the other parties hereto to review in advance any communication proposed to be made by such party to any Governmental Entity and provide the other parties hereto with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, subject to Section 5.2(g). No party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreements and to Section 5.2(g), the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act (and any similar Law in any other relevant non-U.S. jurisdiction). Nothing in this Section 5.3(a)(ii) shall be applicable to Tax matters.

(iii) Without limiting the obligations of Buyer and Seller in Section 5.3(a)(i), Buyer and Seller shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted by any third party or Governmental Entity with respect to the transactions contemplated by this Agreement or the Ancillary Agreements under the HSR Act and any similar Law in any other relevant non-U.S. jurisdiction.

(b) Each party to this Agreement agrees to reasonably cooperate and to use its commercially reasonable efforts to obtain each third party Consent that may be required by the terms of the applicable Contract in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary set forth in this Agreement, neither Buyer nor Seller shall be required to compensate any third party, commence or participate in litigation or offer or grant any financial accommodation to any third party to obtain any such consent or approval.

5.4 Marks.

(a) Buyer acknowledges that, from and after the Closing Seller and its Affiliates will have and retain the absolute and exclusive proprietary right to all of Seller’s and such Affiliates’ respective Trademarks, including all Trademarks incorporating “GE” or “GE Aviation” by itself or in combination with any other mark (collectively, the “Seller Marks”), and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Following the Closing Date, Buyer will not, nor will it permit its Affiliates to, use any Seller Marks in or on any of its or their properties, literature, sales materials or products or otherwise in connection with the sale of any products or services. Notwithstanding the foregoing, Buyer and its Affiliates may continue to distribute Business Products and products that the Business produces after the Closing Date that include or display the Seller Marks (including as a result of the use of a mold or die used by the Business in which Seller Marks are embedded) and use and reproduce advertising materials, packaging, documentation, Software, stationery, forms, labels and other similar materials included in the Purchased Assets, in each case, for a period of not more than 18 months after the Closing Date; provided, however, that if, in connection with any change to, or discontinuance of, the use of any Seller Marks in connection with any particular Business Products or other materials, the approval of a Governmental Entity is required or any customer Contract requires the approval of the applicable customer, then Buyer may continue to use such Seller Marks in connection with such Business Products or other materials until such approval is obtained. Buyer will diligently pursue such approvals. In addition, Buyer will have no obligation to modify or update any Business Products distributed prior to the Closing Date to remove or prevent the continued inclusion or display of the Seller Marks.

(b) Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates shall have the right, at all times after the Closing Date, to (i) retain and use (solely for internal business purposes) records and other documents and materials containing or referencing the Seller Marks as such records, documents and materials exist as of the Closing Date, and (ii) use the Seller Marks to refer to the historical fact the Business was previously conducted under the Seller Marks.

5.5 Employee Matters.

(a) Neither Seller nor any of its Affiliates will make (i) any offer of employment to any individual to become a Business Employee or (ii) any change in status concerning promotion, transfer, termination without “cause” or any increase in any compensation of any employee exclusively engaged in the Business (each, a “Business Employee”) outside the ordinary course of business, without the consent of Buyer. Buyer and Seller acknowledge and agree that the Business Employees shall continue to be employed by Seller until the day before the Transfer Date pursuant to the Employee Services Agreement.

(b) Effective as of the Transfer Date, Buyer will offer comparable employment as a successor employer to all unrepresented Business Employees (except for the Retained Employee) who are actively employed (including employees on vacation, holiday, jury duty, or other similar absence) by Seller or any of its Affiliates immediately prior to the Transfer Date. Buyer also shall, or shall cause its Affiliates to, offer re-instatement or employment as a successor employer, as the case may be, to each unrepresented Business Employee who is not actively employed immediately prior to the Transfer Date and who has a right of reinstatement pursuant to Seller policy or applicable Law (collectively, “Inactive Contract Employees”), in each case promptly upon his or her return from any leave or other absence. All Business Employees to whom Buyer offers employment and who accept such employment are herein referred to as the “Hired Employees,” and any Inactive Contract Employee shall be treated as a Hired Employee upon his or her return to, or commencement of active employment with, Buyer or its Affiliates. For purposes of this Section 5.5(b), “comparable employment as a successor employer” means such material terms and conditions as are necessary to avoid a claim for severance benefits. Seller hereby acknowledges that Buyer providing the terms and conditions described in clauses (i), (v) and (vi) of this Section 5.5(b) and Section 5.5(c), as well as the same principal work location and with substantially equivalent duties as in effect immediately prior to the Transfer Date, will constitute “comparable employment as a successor employer” as described herein.

(i) For the period starting on the Transfer Date and ending on the first anniversary of the Closing Date, each unrepresented Hired Employee shall be entitled to receive while in the employ of the Buyer or any of its Affiliates the same or similar base salary or wage rate, and (to the extent any such Hired Employee was provided incentive compensation and bonus opportunities by Seller prior to the Transfer Date) amount of incentive compensation and bonus opportunities as provided by Seller immediately prior to the Transfer Date. In addition, Buyer shall provide each unrepresented Hired Employee, for the period starting on the Transfer Date and ending on the first anniversary of the Closing Date while in the employ of the Buyer or any of its Affiliates, with substantially equivalent employee benefits having a comparable aggregate employer-provided value to all benefits provided to such individual under the applicable Seller Benefit Plans in effect immediately prior to the Transfer Date; provided that (A) for purposes of this covenant, stock options and other equity awards shall be disregarded and (B) this provision does not oblige Buyer to provide defined benefit pension benefits for such unrepresented Hired Employees. Seller acknowledges and agrees that Buyer’s benefits program in the aggregate as disclosed to Seller and described in Schedule 5.5(b)(i) satisfies the standard set forth in the immediately preceding sentence.

(ii) The employment of the unrepresented Hired Employees will be “at-will.”

(iii) Effective as of the Transfer Date, Buyer will offer employment to all represented Business Employees under the terms and conditions outlined in the Collective Bargaining Agreement identified on Section 3.15(g) of the Seller Disclosure Schedule with any labor organization representing Business Employees. Effective on the Transfer Date, Buyer will assume the Collective Bargaining Agreement set forth in Section 3.15(g) of the Seller Disclosure Schedule and all represented Business Employees shall be treated as Hired Employees. Buyer shall establish a new defined benefit pension plan (the “Buyer’s Pension Plan”) that would have the same benefit multiplier and other terms and conditions regarding vesting and eligibility to participate and receive benefits that are the same as those contained in the GE Mechanical Systems-Los Angeles Pension Plan for UAW Local 509 Hourly Employees (“GE Local 509 Plan”) in such manner as to comply with the Collective Bargaining Agreement with respect to employment on and after the Transfer Date; provided, however, that Seller agrees to amend the GE Local 509 Plan effective on and after the Transfer Date to treat Buyer and any member of a group under common control with Buyer for purposes of Section 414(b) or (c) of the Code as an “Employer” solely with respect to determining the eligibility of any represented Hired Employees on or after the Transfer Date for a disability retirement pension under the GE Local 509 Plan. Buyer shall also, for the duration of the current Collective Bargaining Agreement on and after the Transfer Date, make employer matching contributions under a plan qualified under sections 401(a) and 401(k) of the Code with respect to represented Hired Employees at the rate of 50% of the first 6% of compensation contributed to such plan by any such employee.

(iv) Effective as of the Transfer Date, Seller shall pay any Hired Employee the appropriate accrued amounts of sick leave pay, vacation pay or other paid time off of such Hired Employees, as required by applicable Law.

(v) Notwithstanding anything contrary in this Agreement, Buyer shall or shall cause its Affiliates to, provide severance benefits to any unrepresented Hired Employee who is laid off or made redundant or during the period starting on the Transfer Date and ending on the first anniversary of the Closing Date in an amount that is equal to the severance benefits (including severance payments, transition payments and continued health coverage) that the employee would have been entitled to pursuant to and under circumstances consistent with the terms of the applicable Seller Benefit Plans as in effect on the Closing Date.

(vi) Buyer shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing conditions of the Hired Employees and their eligible spouses and dependents (but only to the extent such pre-existing condition limitations were waived under the Seller Benefit Plans as of the Transfer Date). Buyer shall, and shall cause its Affiliates to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Hired Employees, deductible and out-of-pocket expenses paid by Hired Employees and their respective spouses and dependents under Seller’s or any of its Affiliates’ health plans in 2013.

(c) Except as otherwise provided in the Employee Services Agreement, Hired Employees will cease active participation in any Seller Benefit Plan (other than the Assumed Plans) and will commence participation in employee benefit plans, programs and arrangements offered by Buyer (“Buyer Benefit Plans”) effective as of 11:59 p.m. local time on the day immediately before the Transfer Date. Such Hired Employees will be given credit under Buyer Benefit Plans for all service prior to the Transfer Date with Seller (to the extent credit was given by Seller) for purposes of eligibility, vesting and, to the extent applicable, calculation of vacation or other paid time off, or severance benefits; provided, however, that such service will not be credited for purposes of benefit accruals under any such Buyer Benefit Plans (other than for vacation, other paid time off or severance benefits).

(d) Seller has satisfied its obligation under applicable labor law with respect to represented Business Employees regarding the consummation of the transactions contemplated by this Agreement and has not received any request on behalf of such represented Business Employees to engage in any bargaining relating to such contemplated transactions.

(e) Effective as of the Transfer Date, Buyer shall assume sponsorship of and all obligations under, liabilities with respect to, and assets (if any) with respect to, the Seller Benefit Plans set forth on Section 5.5(e) of the Seller Disclosure Schedule (the “Assumed Plans”) provided, however, that Seller will remain responsible for (i) any uninsured liabilities under the Assumed Plans applicable to individuals who as of the Closing Date are former employees of Seller and (ii) any claims incurred and unpaid under the Assumed Plans prior to the Closing with respect to any self-insured Assumed Plan. Seller shall take all actions necessary to transfer such sponsorship and assets (if any) to Buyer as of the Transfer Date and Buyer shall reasonably cooperate with Seller in connection therewith. Prior to the Transfer Date, Seller shall cause the members of any committee charged with administrative and/or fiduciary responsibility with respect to any of the Assumed Plans to relinquish their membership in such committee effective as of the Transfer Date. Buyer shall, or shall cause its Affiliates to, appoint all administrators, fiduciaries and others responsible for the Assumed Plans on and after the Transfer Date.

(f) Nothing in this Section 5.5 shall (i) confer any rights upon any person, including any current or former employees of the Seller, other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement, or (iii) constitute or be treated as the amendment, modification or adoption of any employee benefit plan of the Seller or any of its Affiliates.

5.6 GE FSA Plans. With respect to any Hired Employee who was a participant during 2013 in a health or dependent care flexible spending account plan maintained by GE or one of its Affiliates (collectively, the “GE FSA Plans”): (i) if Buyer or one of its Affiliates maintains a general purpose health flexible spending account plan (a “GPHFSA Plan”), Buyer shall, or shall cause one of its Affiliates to, effect a FSA Transfer (as defined below) of the Hired Employee’s account (if any) under the GE GPHFSA Plan to the GPHFSA Plan of Buyer or one of its Affiliates; (ii) if Buyer or one of its Affiliates maintains a limited purpose health flexible spending account plan (a “LPHFSA Plan”), Buyer shall, or shall cause one of its Affiliates to, effect a FSA Transfer (as defined below) of the Hired Employee’s account (if any) under the GE LPHFSA Plan to the LPHFSA Plan of Buyer or one of its Affiliates; and (iii) if Buyer or one of its Affiliates maintains a dependent care flexible spending account plan (a “DCFSA Plan”), Buyer shall, or shall cause one of its Affiliates to, effect a FSA Transfer (as defined below) of the Hired Employee’s account (if any) under the GE DCFSA Plan to the DCFSA Plan of Buyer or one of its Affiliates. For purposes of this Section 5.6, a “FSA Transfer” involves Buyer or one of its Affiliates (i) effectuating the election of the Hired Employee in effect under the applicable GE FSA Plans immediately prior to the Transfer Date and (ii) assuming responsibility for administering and paying under the applicable plans of Buyer or one of its Affiliates all eligible reimbursement claims of the Hired Employee incurred in the calendar year in which the Transfer Date occurs that are submitted for payment on or after the Transfer Date, whether such claims arose before, on or after the Transfer Date. As soon as practicable following the Transfer Date, GE shall cause to be transferred to Buyer an amount in cash equal to (i) the sum of all contributions to the applicable GE FSA Plans made with respect to the calendar year in which the Transfer Date occurs by or on behalf of the Hired Employee prior to the Transfer Date, reduced by (ii) the sum of all claims incurred by the Hired Employee under the applicable GE FSA Plans in the calendar year in which the Transfer Date occurs that are submitted for payment prior to the Transfer Date.

5.7 [Reserved].

5.8 Transfer Date. Buyer will have the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Hired Employee that are incurred on or after the Transfer Date, as allocated to Buyer in accordance with applicable Law. Buyer shall not assume or otherwise have any liability for workers’ compensation or similar workers’ protection claims of any Hired Employee that are allocated to Seller under applicable law, and Seller shall be responsible for such claims.

5.9 WARN Act. Seller will provide any notices to terminated employees that may be required under any applicable law, including the WARN Act, with respect to events that occur up to and on the Transfer Date. Buyer will provide any notices to any terminated employees that may be required under any applicable Law, including the WARN Act, with respect to events that occur after the Transfer Date.

5.10 Assignment of Certain Purchased Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to convey, assign, transfer or deliver to Buyer any Contract or Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the Consent of a third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of Buyer (as assignee or transferee of Seller, or otherwise) thereto or thereunder. Subject to the last sentence of Section 5.3(a)(iv) and except as set forth on Section 5.10 of the Seller Disclosure Schedule, Seller will use its commercially reasonable efforts to obtain any Consent necessary for the conveyance, assignment, transfer or delivery of any such Contract or Permit, claim, right or benefit to Buyer. If, on the Closing Date, any such consent is not obtained, or if an attempted conveyance, assignment, transfer or delivery thereof or performance thereof by Buyer would be ineffective or a violation of Law or would adversely affect the rights of Buyer thereto or thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually acceptable arrangement under which Buyer would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Contract or Permit, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce for the benefit (and at the expense) of Buyer any and all of its rights against a third party (including any Governmental Entity) associated with such Purchased Asset, claim, right or benefit (collectively, “Third Party Rights”), and Seller would promptly pay to Buyer when received all monies received by them under any such Contract or Permit, claim, right or benefit. Notwithstanding the foregoing, any such Contract or Permit shall be conveyed, assigned, transferred and delivered to Buyer upon receipt of the requisite consent unless such attempted contribution, conveyance, assignment, transfer or delivery thereof would be ineffective or a violation of Law or would adversely affect the rights of Buyer.

(b) Where the Consent of a third party (including any Governmental Entity) is required to assign or novate a Government Contract to Buyer, until such time as the parties obtain the necessary Consent for such assignment or novation, Buyer shall perform as a subcontractor to Seller any and all obligations and provide any and all services and other performance obligations, including requirements to comply with all applicable statutes and regulations, under such Government Contract. Buyer agrees to pay, perform and discharge and indemnify and hold Seller harmless from any obligation and liability of Seller arising after the Closing Date and relating to such performance or failure to perform under such Government Contracts after the Closing Date, without derogation, however, of Buyer’s indemnity rights under Article IX.

(c) Buyer agrees and acknowledges that Shared Contracts shall not constitute Purchased Assets and shall not be assigned by Seller or any of its Affiliates to Buyer.  With respect to any Shared Contract, Seller shall, following the date hereof and continuing after the Closing Date, cooperate with Buyer in any reasonable manner in connection with Buyer’s efforts to, and shall use its commercially reasonable efforts to, obtain the agreement of the other party or parties to any such Shared Contract to enter into a separate agreement (in form and substance reasonably acceptable to Buyer) with Buyer with respect to the matters covered by such Shared Contract pertaining to the Business; provided, that subject to compliance with the foregoing, none of Seller or any of its Affiliates shall have any liability to Buyer under this Agreement arising out of or relating to Buyer’s (or its Affiliates’) failure to obtain any such separate agreement.  If, on the Closing Date, such separate agreement between Buyer and the other party or parties to such Shared Contract is not obtained, Seller and Buyer will cooperate in a mutually acceptable arrangement under which Buyer would, in compliance with Law and such Shared Contracts, obtain the benefits and assume the obligations and bear the economic burdens associated with that portion of each such Shared Contract that pertains to the Business, in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer; provided, that subject to compliance with the foregoing, none of Seller or any of its Affiliates shall have any liability to Buyer under this Agreement arising out of or relating to Buyer’s (or its Affiliates’) inability to provide the benefits and the obligations of the applicable portion of any such Shared Contract to Buyer.  To the extent that any Liability related to any Shared Contract arises after the Closing out of the negligent or wrongful acts or omissions of Seller or its Affiliates, on the one hand, or Buyer or its Affiliates on the other hand, then the party causing the Liability will indemnify and hold the other party harmless from and against any such Liability. Nothing contained in Section 5.10 shall affect, prejudice, reduce, modify or foreclose Buyer’s indemnification rights under Article IX for breach by Seller of any representation or warranty contained in Article III or the covenants set forth in Sections 5.1 and 5.3(b).

5.11 Intercompany Obligations. Seller shall take such action and make, or cause to be made, such payments as may be necessary so that, as of the Closing Date, there shall be no Intercompany Accounts Receivable or Intercompany Accounts Payable (other than Intercompany Trade Receivables, Intercompany Trade Payables or obligations or rights pursuant to Business Contracts set forth on Section 5.11 of the Seller Disclosure Schedule) in effect or outstanding.

5.12 Non-Solicitation.

(a) Seller acknowledges that each of the Business Employees possesses confidential information pertaining to the Business. During the period commencing on the Closing Date and ending on the date that is one year after the Closing Date (the “Restricted Period”), GE Aviation, including any Controlled Subsidiary within GE Aviation, will not (i) directly or indirectly, solicit the employment of or hire any Hired Employees or (ii) induce, solicit or encourage any other Affiliate of Seller, including GE, to directly or indirectly, solicit the employment of or hire any Hired Employees, but only for so long as such Hired Employees are employed by Buyer or an Affiliate of Buyer.

(b) During the Restricted Period neither Buyer nor any of its Affiliates controlled by Buyer will, directly or indirectly, solicit the employment of or hire any officer or key employee of Seller or its Affiliates (other than Hired Employees) with whom, or to whom, Buyer or its Affiliates were introduced to or became in contact with in connection with the sale of the Business (other than Hired Employees), but only for so long as such officer or employee is employed by Seller or any of its Affiliates.

(c) The phrase “solicit the employment of” (or, other than with respect to any person listed on Section 5.12(c) of the Seller Disclosure Schedule, any hiring resulting from such solicitation) shall not be deemed to include general solicitations of employment not directed toward employees of Seller, Buyer or their respective Affiliates.

5.13 Non-Competition.

(a) During the Non-Compete Period and in the Restricted Region, neither Seller nor any of its Affiliates controlled by, or forming a part of, GE Aviation will (i) manage, operate, engage in, or own directly or indirectly any Equity Interests in any Person engaged in (A) the Business or (B) the business of designing, developing, operating, manufacturing, marketing, servicing and selling thrust reverser actuation systems (a “TRAS Business”), or (ii) actively assist any other party to compete with Buyer in the Business or in a TRAS Business.

(b) For the purpose of this Section 5.13, “Buyer” will include its subsidiaries, divisions and Affiliates as they may exist from time to time, and its successors and assigns, including any Person succeeding to title to the goodwill of the Business or the Purchased Assets from Buyer.

(c) Notwithstanding the foregoing provisions of Section 5.13(a), and without implicitly agreeing that the following activities would be subject to the provisions of Section 5.13(a), nothing in this Agreement shall preclude, prohibit or restrict Seller or any other Person that is a part of GE Aviation from engaging in any manner in any (i) Financial Services Business, (ii) Existing Business Activities, (iii) De Minimis Business or (iv) business activity that would otherwise violate Section 5.13(a) that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with Seller or any of their Affiliates in each case after the Closing (an “After-Acquired Company”); provided that with respect to this clause (iv), so long as within eighteen (18) months after the consummation of the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company, Seller or such other Person, as applicable, signs a definitive agreement to dispose of, and subsequently disposes of, the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company or at the expiration of such eighteen (18) month period the business of the After-Acquired Business or the After-Acquired Company complies with this Section 5.13; provided however, that no such disposition shall be required to the extent the revenue from the competing portion of the business of the After-Acquired Business or After-Acquired Company is less than both (a) $15,000,000 and (b) 15% of the aggregate revenue of such After-Acquired Business or After-Acquired Company for the fiscal year immediately preceding the measurement date.

(d) If at any time the provisions of this Section 5.13 will be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5.13 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and this Section 5.13 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

5.14 Seller Support Arrangements. From and after the date hereof, the parties hereto will use commercially reasonable efforts to obtain the termination of, and full release of Seller and its Affiliates from any and all obligations arising under, the Seller Support Arrangements. To the extent necessary to facilitate the termination of the Seller Support Arrangements, Buyer (or a Subsidiary or other Affiliate of Buyer) will use commercially reasonable efforts to substitute its own obligations for those of Seller and its Affiliates under any Seller Support Arrangement as soon as reasonably practicable without derogation of Buyer’s indemnity rights under Article IX. Following Closing, Buyer will indemnify Seller and its Affiliates from any Liabilities that are not Excluded Liabilities under any Seller Support Arrangement.

5.15 [Reserved].

5.16 “Wrong Pockets” Assets Covenant.

(a) Following the Closing, if any assets, including Intellectual Property, Intellectual Property agreements, IT Assets, mail, payment of receivables or other communications, Related to the Business or related to the Purchased Assets, have not, but should have, been included in the Purchased Assets or conveyed at Closing (“Omitted Assets”), Seller will transfer, or cause to be transferred, such Omitted Assets to Buyer or its designated assignee. Pending such transfer, Seller will hold such Omitted Assets and provide to Buyer or its designated assignee all of the benefits (including any amounts paid to Seller or its Affiliates in respect thereof) associated with the ownership thereof, and Seller will cause such Omitted Assets to be used or retained as may be reasonably instructed by Buyer.

(b) Following the Closing, if any Excluded Assets, including mail, payment of receivables or other communications have, but should not have, been included in the Purchased Assets or conveyed at Closing (“Extra Assets”), Buyer will transfer, or cause to be transferred, such Extra Assets to Seller or its designated assignee. Pending such transfer, Buyer will hold such Extra Assets and provide to Seller or its designated assignee all of the benefits (including any amounts paid to Buyer or its Affiliates in respect thereof) associated with the ownership thereof, and Buyer will cause such Extra Assets to be used or retained as may be reasonably instructed by Seller.

(c) Without limiting the foregoing, if, following the Closing Date, (a) Buyer receives any monies constituting Excluded Assets, Buyer will promptly endorse or pay such amounts over to Seller, and (b) Seller receives any monies constituting Purchased Assets, Seller will promptly endorse or pay such amounts over to Buyer.

5.17 Further Assurances. Each of Seller and Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated by this Agreement (including in the case of Seller to cause its Affiliates to execute and deliver such transfer documents as may be necessary to vest title to the Purchased Assets in Buyer, or to re-title any incorrectly titled assets or liabilities) and the Ancillary Agreements and (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing in any material respect.

5.18 [Reserved].

5.19 Title and Survey.

(a) Seller shall have the responsibility to obtain and deliver to Buyer no later than five days prior to the Closing, at Seller’s sole cost and expense, an Updated Title Commitment with respect to the Owned Real Property. In addition, Seller shall use commercially reasonable efforts to provide all underlying documents for the encumbrances evidenced by the Updated Title Commitments no later than five days prior to the Closing. The Updated Title Commitment will evidence a commitment to issue a Title Policy insuring good and valid fee simple title to each of the Owned Real Properties subject to no Liens other than Permitted Liens.

(b) Buyer may, at its option, obtain an Updated Survey with respect to the Owned Real Property. Seller shall provide Buyer with any existing surveys of the Owned Real Property in its possession. Seller shall cooperate with Buyer in obtaining the Updated Surveys, provided that Seller shall not be required to incur any cost, expense or liability in connection with the Updated Survey.

5.20 Insurance.

(a) From and after the Closing Date, except to the extent provided in Section 5.20(b), the Business shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of GE’s or its Subsidiaries or Affiliates’ insurance policies or any of their self-insured programs (for purposes of this Section, hereinafter “GE” shall include, where appropriate to the context, its Subsidiaries or Affiliates).

(b) Notwithstanding Section 5.20(a), with respect to any claim, act, omission, event, circumstance, occurrence or loss that occurred or existed prior to the Closing Date relating to the Purchased Assets, Assumed Liabilities, Transferred Employees, former employees or Inactive Employees that either (i) would be covered by GE’s occurrence-based general liability, aviation liability or employers’ liability insurance policies (or comparable occurrence-based country programs) (collectively, the “Available Insurance Policies”) or (ii) was properly reported to GE’s insurer prior to the Closing Date (items described by clause (i) or (ii) above, each a “Covered Insurance Matter”), Buyer may access, make claims on, claim benefits from and/or seek coverage and recovery under such policies and programs subject to the terms and conditions of such policies and programs and this Agreement, provided that:

(i) Buyer shall notify both GE’s and its own Corporate Insurance departments in advance of all such claims and/or efforts to seek benefits or coverage and shall cooperate with GE in pursing all such claims, provided that Buyer shall be solely responsible for notifying any and all insurance companies of such claims and complying with all policy conditions for such claims. GE shall have the right but not the duty to monitor and/or associate with coverage claims or requests for benefits asserted by Buyer under the Available Insurance Policies, including the coverage positions and arguments asserted therein, provided that Buyer shall not, without the written consent of GE, (a) amend, modify or (except waivers specific to a Covered Insurance Matter that could not affect GE’s coverage or rights under any Available Insurance Policy with respect to matters other than such Covered Insurance Matter) waive any rights under any Available Insurance Policies, or (b) assign the Available Insurance Policies or any rights or claims under the Available Insurance Policies.

(ii) To the extent necessary to obtain coverage for a Covered Insurance Matter, Buyer may request that GE make and pursue, and upon such request GE shall make and use commercially reasonable efforts to pursue, any claims related to such Covered Insurance Matter under the Available Insurance Policies on Buyer’s behalf. GE agrees to pursue such claims consistent with its past practice and the manner in which it pursues comparable insurance claims for its businesses other than the Business. In connection with the reporting and administrative handling of such claims, GE shall consult with, and reasonably consider the comments provided by, Buyer. Buyer shall reasonably cooperate with GE in pursuing all such claims. GE shall remit promptly to Buyer any recoveries it may so obtain under Available Insurance Policies in respect of Covered Insurance Matters. Nothing herein shall require GE to make or pursue any claim in the absence of a request by Buyer. Without limiting any right of either party to seek indemnification thereof under Article IX hereof, Buyer shall bear any expense incurred by GE in the pursuit of any such claims (including an appropriate allocation of overhead expenses). Without limiting any right of either party to seek indemnification thereof under Article IX hereof, Buyer shall exclusively bear and be liable (and neither GE nor Seller shall have any obligations to repay or reimburse Buyer) for all deductibles and retentions and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such clams, whether made by Buyer, its employees or third parties. Buyer shall cooperate with GE and its affiliates and insurers with respect to the pursuit of any rights of recovery against third parties with respect to Covered Insurance Matters.

(iii) Available Insurance Policies shall not include any of GE’s claims-made or occurrence-reported liability policies or GE’s property, terrorism, transit, and construction all risk insurance policies. Notwithstanding anything contained herein, except to the extent provided in Section 5.20(b)(ii), GE shall retain exclusive right to control all of its insurance policies and programs, including the Available Insurance Policies, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities and/or claims Buyer has made or could make in the future with respect to the Business, including coverage claims with respect to Covered Insurance Matter(s). Without limiting the generality of the foregoing, nothing herein shall require GE or any of its Affiliates to maintain or continue to maintain any insurance coverage of any nature or covering any period of time. Buyer shall cooperate with GE and share such information as is reasonably necessary in order to permit GE to manage and conduct its insurance matters as GE deems appropriate, and Buyer hereby gives consent for GE to inform any affected insurer of this agreement and to provide such insurer with a copy hereof.

(c) At Closing, (i) Buyer is required to have in effect all insurance programs to comply with any and all of the Business’ contractual and statutory obligations and (ii) GE shall maintain on behalf of the Business the statutorily mandated insurance with respect to Covered Insurance Matters and only then for the minimum amount of insurance required.

5.21 Disclosure Schedule Updates. Seller shall, prior to the Closing, notify Buyer through the delivery of corrected, amended or supplemental portions of the Seller Disclosure Schedule of Seller’s Knowledge of any fact, condition, matter or occurrence, whether existing before, on or after the date of this Agreement, that (i) causes any of the Seller’s representations and warranties contained in Article III to be untrue or inaccurate or (ii) constitutes or results in a breach of any covenant of Seller (each, a “Disclosure Letter Update”). No Disclosure Letter Update will be deemed to have cured any breach of any representation, warranty or covenant herein contained and Buyer will have the right hereunder to make a claim for indemnification for the facts, conditions, matters or occurrences described in any Disclosure Letter Update (subject to the terms and conditions set forth in Article IX, provided that the limitations set forth in Sections 9.3(a), (c) or (d) shall not apply to any indemnification pursuant to Section 9.1(a)(i) in respect of any matter required to be included in the Disclosure Schedules Update with respect to which Seller has intentionally breached this Section 5.21).

5.22 Assignment of Permits. Seller shall, in accordance with applicable Laws, use commercially reasonable efforts to transfer to Buyer any Business Permits required to be held in connection with the operation of the Business.

5.23 Product Warranty Work. After the Closing Date, Buyer shall perform, at Seller’s cost and expense, obligations under Warranty Contracts to repair or replace Products shipped by Seller, or services performed by Seller, on or prior to the Closing Date. Seller shall assume, pay and reimburse Buyer for all costs and expenses incurred by Buyer or its agents or representatives for work performed in connection with such claims (the “Warranty Claims”) to the extent such work is required to be performed by the terms of the warranty or other term of the applicable Contract of Seller and its Affiliates in effect immediately prior to the Closing (“Warranty Contracts”). If Seller fails to reimburse Buyer for any worked performed in connection with any Warranty Claims, Buyer may seek indemnification from Seller for this Excluded Liability, as provided in Article IX, to the extent of the deficiency in such reimbursement.

5.24 [Reserved].

5.25 Known Environmental Conditions. With respect to the condition(s) relating to the Owned Real Property described in Section 5.25 of the Seller Disclosure Schedule (“Known Environmental Conditions”), Seller shall, at its sole cost and expense, investigate and remediate the Known Environmental Conditions to the extent necessary to obtain a No Further Action Status. Seller, subject to the prior review and reasonable approval of Buyer, may determine the appropriate remedy, which may include the use of risk-based remedies and engineering and institutional controls such as deed restrictions as long as such measures do not prevent or unreasonably inhibit Buyer’s use of the Owned Real Property for the conduct of the Business consistent with its industrial use during the period covered by the 2012 Financials (“Institutional Controls”). From and after the Closing Date, and until Buyer’s receipt from Seller of documentation indicating that No Further Action Status has been obtained with respect to the Known Environmental Conditions, Buyer shall provide the Seller, at mutually agreeable times and subject to the conditions set forth in Section 9.3(c)(i)-(iv), access to the Owned Real Property so that Seller can complete any investigation, remedial or other action required pursuant to this Section 5.25, and shall reasonably cooperate with Seller in obtaining the No Further Action Status consistent with Seller’s obligations pursuant to this Section, including consenting to any agreed upon Institutional Controls. From and after the Closing Date, and until the Seller has delivered to Buyer documentation indicating that No Further Action Status has been obtained with respect to the Known Environmental Conditions, Buyer shall promptly notify the Seller of any unpermitted Release of Hazardous Materials at, on, under or from the Owned Real Property that may affect the Seller’s activities hereunder or that involve Hazardous Materials similar to those that have been identified in connection with the Known Environmental Conditions. Upon Seller obtaining No Further Action Status, Seller shall have no further obligation to investigate or remediate the Known Environmental Conditions unless further investigation or remediation with respect to the Known Environmental Conditions is required by Environmental Law or subsequently is required by a Governmental Entity. For the avoidance of doubt, nothing herein is intended to mitigate or otherwise affect any right to indemnification that Buyer might otherwise have for any other matter pursuant to Article IX hereof. In addition to establishing the manner and method for addressing the Known Environmental Condition, the information regarding the Known Environmental Condition is being provided consistent with requirements of California Health and Safety Code Section 25359.7.

5.26 Factored Receivables.

(a) Factoring Entity does not own or hold any Purchased Assets other than the Factored Receivables and holds no Assumed Liabilities. Factoring Entity shall not be deemed to have any obligations hereunder. GE shall cause the Factoring Entity to enter into the Bill of Sale, pursuant to which it shall transfer to Buyer at Closing the Factored Receivables.

(b) Notwithstanding anything to the contrary set forth in this Agreement (including Section 5.1), Buyer and Seller have agreed that the Business shall continue to securitize its receivables from the date of this Agreement through the Closing in the ordinary course of business, and that Buyer shall purchase the Factored Receivables from Factoring Entity at the Closing pursuant to and in accordance with the Bill of Sale the consideration for which is included in the Purchase Price.

5.27 Aviation Regulatory Compliance. Within seven days after the Closing, Seller shall furnish Buyer all data, drawings, procedures, specifications, operations manuals, quality manuals, quality systems and any other information, in each case to the extent not already located at the Duarte Facility, reasonably requested by Buyer to enable Buyer to timely submit its applications to the FAA pursuant to Title 49 of the United States Code and Title 14 of the Code of Federal Regulations for: (a) the issuance of a Repair Station Certificate pursuant to 14 CFR Part 145 and EASA Regulations and (b) the issuance of Parts Manufacturer Approval and other aviation regulatory approvals for all items listed in Sections 1.1, 3.10 and 3.14 of the Seller Disclosure Schedule pursuant to 14 CFR Part 21.

5.28 Condemnation Proceeding. Buyer acknowledges that the Metro Gold Line Foothill Extension Construction Authority (the “Authority”) has begun proceedings with respect to a proposed taking (the “Proposed Condemnation”) of a portion of the Owned Real Property (the “Current Parking Lot”). Following the Closing, Seller shall have the right to control all ongoing proceedings in connection with the Proposed Condemnation, including the retention of outside counsel, as if Buyer had delivered an Indemnification Certificate to Seller with respect to the Proposed Condemnation, and Seller shall have delivered an Assumption Notice with an Acknowledgement, to Buyer; provided, however, that if the scope of the property subject to the Proposed Condemnation expands beyond the Current Parking Lot or otherwise effect any other portion of the Owned Real Property or the operations thereon, Seller shall immediately notify Buyer and Seller shall not take any action with respect to the Proposed Condemnation without the prior written consent of Buyer to any decisions regarding the Proposed Condemnation or the settlement thereof. Seller shall seek to obtain full, fair, and just compensation from the Authority in return for the taking of the Current Parking Lot (including negotiating with the Authority for a sale of the property in lieu of such taking, in which case such sale shall be subject to the same terms and conditions hereunder) and as a result of the Proposed Condemnation; provided that any such compensation shall be considered an Excluded Asset hereunder. Buyer shall provide all reasonably necessary support and access required by Seller or Seller’s representatives to enable Seller to negotiate a resolution of the compensation, at no cost to Buyer and Seller shall keep Buyer reasonably informed as to the status of the Proposed Condemnation and any negotiations with the Authority. No consent of Buyer shall be required prior to the acceptance by Seller of any compensation offer from the Authority, except as otherwise provided herein. To the extent required, Buyer shall execute any and all such reasonable documents required to accept a compensation offer, either by itself or by granting an appropriate power of attorney to Seller or Seller’s counsel. In anticipation of the taking or purchase by the Authority of the Current Parking Lot, Buyer shall develop plans (or leverage those plans already being established by Seller) (the “Plans”) for the construction of a replacement parking lot on the Owned Real Property, as well as any additional capital work to the Owned Real Property which is required by Law or is reasonably required in connection with the replacement of the Current Parking Lot and the reasonable establishment of such replacement parking lot for use on the Owned Property and in all cases results directly from the taking by the Authority of the Current Parking Lot or the construction of the replacement parking lot on the Owned Property (collectively, the “Work”). The Plans shall be accompanied by a proposed budget (the “Budget”) with respect to the Work. The Plans and the Budget shall be subject to the review and approval by the Seller, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that if Seller shall fail to approve or disapprove of such Plans and Budget within forty-five (45) days after receipt thereof, Seller shall be deemed to have consent to such Plans and Budget in the form so submitted. The parties acknowledge and agree that as a result of the anticipated timing of the Proposed Condemnation, Buyer shall have the right to begin reasonable development of the Plans and Budget promptly after the date of this Agreement and in the event the Proposed Condemnation (or a settlement thereof that results in the taking of the Current Parking Lot) is not consummated, Seller shall (i) promptly notify Buyer when Seller becomes aware that the Current Parking Lot will not be sold or taken and (ii) have the obligation to reimburse Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the preparation of the Plans and Budget prior to the date Buyer receives such notice. The Work, which shall be performed by the Buyer (or which Buyer shall cause to be performed), shall conform in all material respects to the approved Plans and Budget, provided that any material variances from either the Work or the Budget shall be subject to Seller’s further approval, such approval not to be unreasonably withheld, conditioned or delayed. The contractor shall only use materials which are of the same quality materials as is currently found at the Current Parking Lot and at the Owned Real Property, provided that Seller shall not be responsible for any materials or construction which is of a higher quality than the materials currently used at the Parking Lot and Owned Real Property. Buyer shall bid out the Work to no less than three contractors, provided that Buyer shall keep Seller informed of all bids received. Buyer shall be responsible for obtaining all permits and approvals with respect to the Work. Buyer shall use reasonable efforts to obtain warranties from Seller’s Contractors that are consistent with comparable work in the construction industry. Following the completion of the Work, Seller shall have the right to enter upon the Owned Real Property to inspect the Work to verify that the Work was completed in a manner consistent with the Plans. Seller shall indemnify Buyer with respect to all reasonable out of pocket third party costs and expenses incurred by Buyer in connection with the Work to the extent performed in compliance with this Section 5.27. Seller shall pay Buyer such amounts no later than thirty (30) days after Buyer’s demand therefor, which demand shall be accompanied by a written invoice detailing the costs so expensed. Seller’s indemnification obligations under this Section 5.27 shall terminate upon the first to occur: (x) completion of the Work in accordance with the Plans and payment by Seller in accordance with the preceding sentence or (y) an announcement or other statement by the Authority that it no longer plans to proceed with the taking.

5.29 Allocation of Pre-Closing Infringement Damages; Retained Right to Assert Transferred IP.

(a) If, in any action to enforce the Transferred IP, Buyer receives any damages or other compensation relating to infringement, violation, misappropriation or other unauthorized use of the Transferred IP that occurred prior to Closing (“Pre-Closing Damages”), Buyer shall promptly pay Seller such Pre-Closing Damages to Seller, minus an amount equal to the percentage of the total costs and expenses incurred by Buyer in such action (including attorney fees) corresponding to the percentage of the total damages and other compensation relating to infringement, violation, misappropriation or other unauthorized use of the Transferred IP received by Buyer in such action that is represented by the Pre-Closing Damages. For example, if in such an action Buyer were to receive $1,000 in total damages and other compensation of which $500 are Pre-Closing Damages and Buyer were to have incurred $750 in total costs and expenses, then the amount to be paid by Buyer to Seller would be $500 — ((500/1000) x $750) or $125.

(b) Following the Closing, Seller shall be entitled to assert claims of infringement, violation, misappropriation or other unauthorized use of the Transferred IP based on actions that occurred prior to Closing, but solely in response to any claim or suit first brought by any Person against Seller or its Affiliates for infringement, violation, misappropriation or unauthorized use of Intellectual Property, provided, however, that Seller (i) shall promptly notify Buyer in writing, prior to responding to such claim or suit and (ii) shall not enter into any settlement or compromise of any such claim or suit that affects or concerns the validity, enforceability or ownership of any Transferred IP without the prior written consent of Buyer, not to be unreasonably withheld or delayed.

5.30 Supply Agreements. Seller and Buyer hereby agree to the matters set forth on Section 5.30 of the Seller Disclosure Schedule.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver in writing by Buyer) on or prior to the Closing of the conditions set forth below.

6.1 Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or “Material Adverse Effect”) as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date, other than for those representations and warranties which expressly relate to another date (in which case such representations and warranties shall have been true and correct as of such other date), except, in each case, for such failures of such representations and warranties to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Fundamental Representations shall be true and correct in all respects as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date, other than those Fundamental Representations which expressly relate to an earlier date (in which case such representations or warranties shall have been true and correct as of such earlier date).

6.2 Covenants. Seller shall have complied in all material respects with the agreements, covenants, undertakings and obligations set forth herein to be complied with by Seller prior to the Closing Date.

6.3 Certificate. Seller shall have delivered to Buyer (a) a certificate, dated as of the Closing Date, and signed by an executive officer of Seller, as applicable, stating that the conditions set forth in Sections 6.1 and 6.2 have been satisfied, and (b) the Disclosure Letter Update.

6.4 Governmental Order. There shall be no Governmental Order in existence that prohibits the sale of the Purchased Assets or the other transactions contemplated by this Agreement or the Ancillary Agreements, and there shall be no proceeding pending by any Governmental Entity seeking such a Governmental Order.

6.5 Governmental Approvals. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, and the applicable filings or approvals under the competition Laws of any relevant foreign jurisdictions that are required to be made or obtained prior to Closing shall have been made or obtained.

6.6 Ancillary Agreements. Seller shall have duly executed and delivered to Buyer each of the Ancillary Agreements to which it is a party.

6.7 Material Adverse Effect. Since the date hereof, there shall have been no change, event or condition of any character (whether or not covered by insurance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver in writing by Seller) on or prior to the Closing Date of the conditions set forth below.

7.1 Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (without giving effect to any qualifications as to materiality) as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date, other than for those representations and warranties which expressly relate to another date (in which case such representations and warranties shall have been true and correct as of such other date), except, in each case, for such failures of such representations and warranties to be true and correct as would not, individually or in the aggregate, have a material adverse effect on Buyer.

7.2 Covenants. Buyer shall have complied in all material respects with the agreements, covenants, undertakings and obligations set forth herein to be complied with by Buyer prior to the Closing Date.

7.3 Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, and signed by an executive officer of Buyer, stating that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

7.4 No Governmental Order. There shall be no Governmental Order in existence that prohibits the sale of the Purchased Assets or the other transactions contemplated by this Agreement or the Ancillary Agreements, and there shall be no proceeding pending by any Governmental Entity seeking such a Governmental Order.

7.5 Governmental Approvals. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, and the applicable filings or approvals under the competition Laws of any relevant foreign jurisdictions that are required to be made or obtained prior to Closing shall have been made or obtained.

7.6 Ancillary Agreements. Buyer shall have duly executed and delivered to Seller each of the Ancillary Agreements to which it is a party.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, upon at least two Business Days prior written notice to the other party, if the Closing has not occurred on or before December 31, 2012 (the “End Date”); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any party that has failed to comply with its obligations hereunder in any manner that will have proximately contributed to the failure of the Closing to occur by the End Date, and (ii) if the only condition that has not been satisfied by the End Date is that set forth in Sections 6.5 and 7.5, the End Date shall automatically be extended to February 15, 2013;

(c) by either Buyer or Seller, if any Governmental Entity will have issued, enacted, entered, promulgated or enforced any Governmental Order that prohibits the sale of the Purchased Assets or the other transactions contemplated by this Agreement or the Ancillary Agreements and such Governmental Order will have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party that has failed to comply with its obligations hereunder in any manner that will have proximately contributed to the occurrence of such Governmental Order;

(d) by Buyer by written notice to Seller if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach has not been cured by Seller by the earlier of ten Business Days of Seller’s receipt of written notice of such breach from Buyer which notice will specify in reasonable detail the nature of such breach, and the End Date, provided that there is not then a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII; and

(e) by Seller by written notice to Buyer if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach has not been cured by Buyer by the earlier of ten Business Days of Buyer’s receipt of written notice of such breach from Seller which notice will specify in reasonable detail the nature of such breach, and the End Date, provided that there is not then a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI.

8.2 Effect of Termination. In the event of a termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect and there will be no Liability on the part of any party with respect thereto, except that the provisions of Section 5.2(e)-(g), this Section 8.2, and Articles I and XI will survive any such termination. Nothing herein will relieve any party from Liability for any intentional breach of this Agreement occurring prior to such termination.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification. Subject to the limitations, terms and conditions set forth in this Article IX, after the Closing,

(a) Seller will indemnify, defend and hold harmless Buyer and its Affiliates, and the respective officers, directors, stockholders and employees of Buyer and such Affiliates (collectively, the “Buyer Indemnified Parties”), from and against, and pay or reimburse, as the case may be, the Buyer Indemnified Parties for, any and all Losses, whether or not resulting from any third party claims, incurred or suffered by the Buyer Indemnified Parties arising out of:

(i) any breach of any representation or warranty made by Seller in this Agreement;

(ii) any breach or nonfulfillment of any covenant or obligation of Seller or its Affiliates under this Agreement or any Ancillary Agreement;

(iii) any Excluded Liability; and

(iv) any Liability arising from the transfer or termination of any Business Employee in connection with the transactions contemplated by this Agreement.

(b) Buyer will indemnify, defend and hold harmless Seller and its Affiliates, and the respective officers, directors, stockholders and employees of Seller and such Affiliates (collectively, the “Seller Indemnified Parties”), from and against, and pay and reimburse, as the case may be, the Seller Indemnified Parties for, any and all Losses, whether or not resulting from any third party claims, incurred or suffered by Seller Indemnified Parties arising out of:

(i) any breach of any representation or warranty made by Buyer in this Agreement;

(ii) any breach or nonfulfillment of any covenant or obligation of Buyer or its Affiliates under this Agreement or any Ancillary Agreement; and

(iii) any Assumed Liability.

9.2 Indemnification Procedure.

(a) Except as otherwise provided in any Ancillary Agreement, a Person that is entitled to be indemnified under this Agreement or any Ancillary Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing (such written notice, an “Indemnification Certificate”) of any pending or threatened claim, demand or circumstance for which the Indemnified Party has determined to seek indemnification under this Agreement or any Ancillary Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided, however, that the failure to provide such Indemnification Certificate shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is actually and prejudiced by such failure. Notwithstanding the foregoing, no Indemnification Certificate or other notices for claims in respect of a breach of a representation, warranty, covenant or agreement shall be delivered (and no such claim should be made or brought) after the expiration of any applicable survival period specified in Section 9.3(a) for such representation, warranty, covenant or agreement.

(b) Upon receipt of an Indemnification Certificate for indemnity from an Indemnified Party pursuant to Section 9.2(a), with respect to any Third Party Claim, the Indemnifying Party may assume the defense of such claim and shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel. If the Indemnifying Party elects to assume the defense of such claim, the Indemnifying Party shall deliver written notice of such election to the Indemnified Party (an “Assumption Notice”), which notice may contain an acknowledgement of liability (an “Acknowledgement”) to indemnify the Indemnified Party with respect to Losses relating to such Third Party Claim, subject to the limitations on such liability set forth in this Article IX. The Party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. Each of Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim involving solely money damages without the consent of any Indemnified Party, provided that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to Sections 9.3 and 9.5, if applicable), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to, bind or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim. In no event shall an Indemnified Party consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld, conditioned or delayed) if the Indemnifying Party is the Controlling Party and has complied with its obligations pursuant to this Section 9.2(b).

(c) Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of any Third Party Claim (i) to the extent that the object of such Third Party Claim is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief (including criminal penalties) against the Indemnified Party, (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Party) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Party, or any other conflict, or (iii) if such action or proceeding involves, or could reasonably be expected to involve, Liability that would constitute a Material Adverse Effect with respect to the business of the Indemnified Party; provided, further, that to exercise such rights the Indemnifying Party must give notice to the Indemnified Person within 30 days after receipt of any Indemnification Certificate whether it is assuming control of and appointing lead counsel for such defense. If the Indemnifying Party does not give such notice within such 30-day period, or does not diligently defend the claim therefore, then the Indemnified Party shall have the right to assume control of the defense thereof at the cost and expense of the Indemnifying Party, with periodic reimbursement of expenses, subject to the limitations of Liability and other limits set forth in this Article IX.

(d) “Defense Costs” means all costs and expenses, including reasonable legal fees, filing fees and costs of investigation, incurred in connection with defense of the Indemnified Party or the Indemnifying Party with respect to a Third Party Claim. This subsection (d) sets forth the default allocation of Defense Costs solely to the extent Buyer and Seller cannot agree as to which party shall bear responsibility for defending a Third Party Claim or ultimate liability in respect of such Third Party Claim and, as a result, each of Buyer and Seller retains its own counsel in respect of such Third Party Claim. The Indemnifying Party and the Indemnified Party will each pay their respective Defense Costs in connection with any Third Party Claim, except, if the Indemnifying Party does not assume the defense of a Third-Party Claim with respect to which it has received an Indemnification Certificate or it does not include an Acknowledgement in its Assumption Notice, then the Indemnifying Party will reimburse the Indemnified Party for (i) the amount of the Indemnified Party’s Defense Costs (and, in the event the Indemnifying Party delivers such Acknowledgment, only such amount of Defense Costs up to the date on which an Acknowledgement is delivered to the Indemnified Party) multiplied by (ii) the quotient of (A) the amount payable or paid by the Indemnifying Party in settlement or awarded in a final, non-appealable judgment pursuant to any indemnity claim asserted by the Indemnified Party under this Article IX with respect to such Third-Party Claim (excluding any Defense Costs), divided by (B) the aggregate amount payable or paid in settlement or awarded in a final, non-appealable judgment by the Indemnified Party and the Indemnifying Party to any third party with respect to such Third-Party Claim; provided, however, that if the quotient determined in accordance with clause (ii) is less than 0.5, then the Indemnifying Party shall not be responsible for reimbursement of any portion of the Indemnified Party’s Defense Costs.

9.3 Limitations on Indemnification.

(a) The indemnification obligations of the parties hereto under:

(i) Section 9.1(a)(i) (other than for any breach of Sections 3.1(a), 3.2(a), 3.2(b)(i)(A) and (B), 3.2(b)(ii), 3.6, the second sentence of Section 3.8, the first sentence of Section 3.10(c) or Section 3.20 (collectively, the “Fundamental Representations”) or Sections 3.3, 3.5, 3.7(a) or the first sentence of Section 3.10(d)) and Section 9.1(b)(i) (other than for any breach of Sections 4.1(a) or 4.2(a)) will survive until the date that is 18 months after the Closing Date;

(ii) Section 9.1(a)(i) with respect to any breach of Sections 3.5 will survive until 30 days following the expiration of the applicable statute of limitations (including any extensions or waivers thereof);

(iii) Section 9.1(a)(i) with respect to any breach of Section 3.7(a), the first sentence of Section 3.10(d), a Fundamental Representation, Section 9.1(a)(iii), Section 9.1(a)(iv), Section 9.1(a)(v), Section 9.1(b)(i) with respect to any breach of Sections 4.1 or 4.2, and Section 9.1(b)(iii) will survive indefinitely; and

(iv) Sections 9.1(a)(ii) and 9.1(b)(ii), with respect to (A) covenants and agreements of the parties hereto contained in or made pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Closing, shall survive until the first to occur of three years after the final date of required performance of such covenant if specified herein, or the statute of limitations applicable to any breach of such covenants and agreements and (B) covenants and agreements of the parties hereto that by their terms apply or are to be performed at or prior to the Closing shall survive until the date that is 18 months after the Closing.

(the applicable date for each representation, warranty, covenant or agreement, being the “Indemnification Expiration Date”); provided that, in each case, all such obligations will survive with respect to, and to the extent of, any claim for which an Indemnification Certificate will have been delivered to the Indemnifying Party prior to the applicable Indemnification Expiration Date until such claim will have been finally resolved in accordance with the terms of this Article IX. A Buyer Indemnified Party’s knowledge, prior to the Closing Date, of any inaccuracy in, or breach or non-fulfillment of, any representation, warranty or covenant made by Seller hereunder will not derogate such Buyer Indemnified Party’s rights or remedies after the Closing with respect to indemnification by Seller in respect of any such inaccuracy, breach or non-fulfillment; provided, however, that this sentence shall not apply if and to the extent that a Buyer Indemnified Party has knowledge as of the date of this Agreement of a breach of Seller’s representations and warranties based upon information not known by Seller or its Affiliates.

(b) Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to indemnify any Buyer Indemnified Party under Section 9.1(a)(i) as to matters arising under Section 3.17 or under Section 9.1(a)(iii) as to matters relating to Section 2.4(i) and 2.4(j) (an “Environmental Loss”) to the extent that such Environmental Loss results from, and would not have arisen but for: (i) any environmental sampling, testing or remediation of soil, surface water, or groundwater in, at, on, under or within any portion of the Real Property, (“Environmental Activity”) conducted by, on behalf of, at the direction of, or allowed by, any Buyer Indemnified Party after the Closing Date other than: (A) in response to an immediate, imminent and substantial threat to human health or the Environment; (B) required by a relevant Governmental Entity; (C) required by applicable Environmental Law or Environmental Permit issued thereunder; (D) necessary in connection with any bona fide construction or expansion of the improvements or necessary utility or maintenance activities at the Owned Real Property; (E) necessary to defend a claim by a third party against any Buyer Indemnified Party; (F) agreed to in writing by Seller (including with respect to the Known Environmental Conditions); (G) in connection with the eminent domain proceeding disclosed on Section 3.8 of the Seller Disclosure Schedule; or (H) as undertaken by a bona fide prospective purchaser who has signed a contract with any Buyer Indemnified Party for the transfer of the Owned Real Property or any portion thereof, provided that Buyer used commercially reasonable efforts to contractually obligate such prospective purchaser to agree to the same or substantially similar restrictions on Environmental Activity as agreed to by Buyer in Section 9.3(b)(i) (A)-(G) hereof (but without regard to Buyer’s ability to successfully obligate a prospective purchaser to agree to such restrictions on Environmental Activity after using commercially reasonable efforts); (ii) a material change in the use of the Owned Real Property on or after the Closing Date to a non-industrial use except for any change in use that may occur in connection with activities contemplated by the eminent domain proceeding disclosed on Section 3.8 of the Seller Disclosure Schedule; (iii) conducting any investigation or remediation of soil and/or groundwater at the Real Property beyond the minimum applicable standards acceptable to the relevant Governmental Entity or required under Environmental Law; or (iv) any negligence or willful misconduct on the part of any Buyer Indemnified Party after the Closing Date that exacerbates any environmental condition, including the presence of Hazardous Materials, at the Owned Real Property existing prior to the Closing Date (including the Known Environmental Conditions), provided, however, that in the case of 9.3(b)(ii), (iii) and (iv), Seller’s indemnity obligations shall be reduced and/or negated only to the extent that the Environmental Loss is attributable to such change in use, amount such investigation or remediation is above minimum applicable standards, or such exacerbation. Furthermore, Seller acknowledges that it may not assert that a Buyer Indemnified Party is in breach of its duty to mitigate under Section 9.6 by virtue of such Buyer Indemnified Party failing to undertake any environmental sampling or testing of the Environment in circumstances where 9.3(b)(i)(A)-(H) do not apply.

(c) Subject to the provisions of Section 9.2 with respect to third party claims, Seller shall have the right, but not the obligation, to direct, manage and control any Environmental Activity at the Owned Real Property that is necessary to address an Environmental Loss subject to indemnification hereunder, provided, however, that Seller shall have first notified Buyer in writing of Seller’s acceptance of its responsibility to indemnify Buyer for such Environmental Loss. Notwithstanding whether Seller elects to control the Environmental Activity as provided for in this Section, the party conducting such activity shall provide the other party with reasonable notice and opportunity to review, comment, and reasonably participate in and approve of any such Environmental Activity or related communications with Governmental Entities. To the extent that Seller elects to conduct any Environmental Activity as provided hereunder, Buyer shall provide Seller with reasonable access to the Owned Real Property to conduct such Environmental Activity, provided that Seller: (i) comply with applicable Laws (including Environmental Laws); (ii) carry out such activities in a manner that will not unreasonably interfere with the Business or the Buyer’s operations at the Owned Real Property; (iii) restore the Owned Real Property to a substantially similar condition as existed immediately prior to Seller undertaking any such Environmental Activity; and (iv) furnish or cause to be furnished to Buyer certificates of insurance evidencing reasonable and customary coverage maintained by Seller’s agents, employees, independent contractors or consultants conducting any Environmental Activity at the Owned Real Property.

(d) Notwithstanding anything to the contrary contained in this Article IX, and except for claims relating to breaches of Section 3.5 or the Fundamental Representations, Seller will not be obligated to indemnify any Buyer Indemnified Party in respect of any claim of any Buyer Indemnified Party for any breach of a representation or warranty under Section 9.1(a)(i) unless the aggregate dollar amount of all Losses in respect of such claim equals or exceeds the Basket Amount, in which event Seller will be liable for all Losses resulting from such claim.

(e) Notwithstanding anything to the contrary contained in this Agreement, in no event will the amount payable by Seller or its Affiliates for indemnification for any and all claims relating to breaches of representations or warranties under Section 9.1(a)(i) (except for claims relating to breaches of Sections 3.5, 3.7(a), the first sentence of Section 3.10(d) or the Fundamental Representations) in the aggregate exceed 20% of the Purchase Price (the “Cap Amount”).

(f) An Indemnified Party will not be entitled under this Agreement to multiple recoveries for the same Losses.

(g) In connection with an alleged breach of Seller’s representations and warranties under this Agreement, Losses will be net of any specified reserves or Liabilities in respect of the subject matter of such breach established on the Final Closing Working Capital Statement pursuant to Sections 2.5 through 2.9.

(h) With respect to indemnification contained in Section 9.1(a)(i) of this Agreement (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any third-party insurance proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification; provided such netting does not conflict with or violate any insurance policy, insurance Contract or insurance program, (iii) Seller shall have no liability to indemnify any Buyer Indemnified Party with respect to any Losses caused by or resulting from any action (A) expressly required by, and performed in accordance with, Section 5.1, or (B) for which Buyer has provided its prior written consent executed by the General Counsel of Buyer (including pursuant to Section 5.1) or (C) that Seller does not take as a result of Buyer unreasonably withholding its consent pursuant to Section 5.1.

(i) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article IX, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses; provided such subrogation does not conflict with or violate any insurance policy, insurance Contract or insurance program.

9.4 Adjustments to Purchase Price. Unless otherwise required by applicable Law, all payments made with respect to the rights of indemnity under Article IX will be treated as adjustments to the Purchase Price for all Tax purposes.

9.5 Certain Damages; Sole Remedy. Except with respect to claims of fraud or Third Party Claims under Section 9.2, notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Buyer will be liable to or otherwise responsible to any Indemnified Party or any other Person for (a) any special, indirect or other damages, in each case that are remote or speculative, not reasonably foreseeable or do not flow proximately from the underlying breach or (b) punitive or exemplary damages, in each case in respect of a given breach of a representation or covenant. Except with respect to the matters covered by Sections 2.5 through 2.9 and other than with respect to any equitable remedies, or fraud, Seller and Buyer acknowledge and agree that the indemnification provisions of Sections 5.10(b), 5.14, 5.17(b) and 9.1 shall be the sole and exclusive remedies after the Closing of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by Buyer or the Seller, respectively, or any failure by Buyer or Seller, respectively, to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

9.6 Mitigation. Each of the parties hereto agrees to use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

9.7 Third Party Remedies. If any Indemnified Party or any of its Affiliates is at any time entitled (whether by reason of a contractual right, a right to take or bring a legal action, availability of insurance, or a right to require a payment discount or otherwise, provided that no such obligation exists to the extent that it would violate any subrogation or similar clause in any insurance policies, insurance Contract or insurance programs) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after a payment has been made to an Indemnified Party hereunder and in respect thereof), the Indemnified Party shall (and shall cause its applicable Affiliate to) (a) promptly notify the Indemnifying Party and provide such information as the Indemnifying Party may require relating to such right of recovery and the steps taken or to be taken by the Indemnified Party in connection therewith, including by assigning any such rights to the Indemnifying Party if possible and to the extent necessary to enable the Indemnifying Party to enforce such rights, (b) if so required by the Indemnifying Party (subject to the Indemnified Party being indemnified to its reasonable satisfaction by the Indemnifying Party against all reasonable out-of-pocket costs and expenses incurred by the Indemnified Party in respect thereof), take commercially reasonable steps as the Indemnifying Party may reasonably require to pursue such recovery, and (c) keep the Indemnifying Party reasonably informed of the progress of any action taken in respect thereof. If an Indemnified Party recovers any amounts in respect of Losses from any third party at any time after the Indemnifying Party has paid all or a portion of such Losses to the Indemnified Parties pursuant to the provisions of this Article IX, the Indemnified Party shall promptly pay over to the Indemnifying Party the amount so received (to the extent of amounts previously paid by the Indemnifying Party).

9.8 Effect of Government and Third Party Consents. Nothing set forth in any consent, waiver, novation or similar instrument (a) executed and delivered by Buyer or any of its Affiliates to any Person, including a Governmental Entity, or (b) executed and delivered to or by any Person (including a Governmental Entity, Aircelle, Boeing, or Seller), whether or not Buyer is an express signatory, including the Aircelle Settlement or the Boeing Consent, shall affect, prejudice, reduce, modify or foreclose Buyer’s indemnification rights under this Article IX or the provisions of Sections 2.3 or 2.4 of this Agreement. For the avoidance of doubt, this Section 9.8 shall not affect information disclosed to Buyer in the Seller Disclosure Schedule, or the effect of such disclosure, in each case pursuant to, and for purposes of, Article III.

ARTICLE X

TAX MATTERS

10.1 Transfer Taxes. Notwithstanding anything herein to the contrary, Seller and Buyer shall each be liable for one half of any transfer, gains, sales, use, stock transfer and stamp taxes, recording, registration and other fees, and any other similar Taxes which become payable in connection with the transactions contemplated by the Agreement or any Ancillary Agreement (“Transfer Taxes”). The parties will cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes, including allowing each party to review and approve the Tax Returns and related data prior to filing such Tax Returns and joining in the execution of any such Tax Return or other documentation where necessary. Seller and Buyer will, upon request of the other party, use their commercially reasonable efforts to obtain any certificate or other document from any person as may be necessary to mitigate, reduce or eliminate any Transfer Tax. The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other parties’ cooperation, and file such Tax Return. If Seller files any such Tax Return, Buyer shall promptly reimburse Seller for one half of any Transfer Taxes paid by Seller in connection with the filing of such Tax Return. If Buyer files any such Tax Return, Seller shall promptly reimburse Buyer for one half of any Transfer Taxes paid by Buyer in connection with the filing of such Tax Return.

10.2 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any tax clearance procedures, bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

10.3 Predecessor-Successor Reporting for Federal Tax Purposes. Seller and Buyer agree to comply with the Standard Procedure described in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, pursuant to which Seller will be responsible for filing and furnishing IRS Forms W-2 and 941 for the wages and other compensation Seller or its Affiliates pay to the Business Employees, and Buyer will be responsible for filing and furnishing IRS Forms W-2 and 941 for the wages and other compensation Buyer or its Affiliates pay to the Hired Employees.

10.4 Cooperation. Seller and Buyer agree to cooperate reasonably in (a) preparing and filing all Tax Returns with respect to the Purchased Assets, the Assumed Liabilities or the Business, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney and other materials reasonably necessary or helpful for the preparation of such Tax Returns and providing Buyer the necessary information to allow Buyer to adjust its base period for purposes of computing the research and development credit in accordance with Section 41(f)(3) of the Code, (b) giving the other party timely written notice of and responding to any inquiries, audits or similar proceedings by any Tax authority relating to Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business and (c) resolving all disputes and audits with any Tax Authority relating to Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business.

10.5 Property Tax Proration. All real and personal property Taxes with respect to the Purchased Assets assessed during the calendar year of the Closing will be prorated as of the Closing with Seller being liable for such Taxes attributable to the days in the calendar year through and including the Closing Date and Buyer being liable for such Taxes attributable to days in the calendar year after the Closing Date. Proration of property Taxes shall be made on the basis of the most recent officially certified Tax valuation and assessment for the Acquired Assets. If such valuation pertains to a Tax period other than that in which the Closing occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available and the parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within sixty days after the issuance of such actual Tax bills.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests, demands and other communications pursuant to this Agreement will be in writing, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice, and will be deemed to have been given and received: (a) the same day, if by hand delivery, (b) the next day, if by a nationally-recognized overnight courier, (c) five days after mailed, in any general or branch United States Post Office, enclosed in a registered or certified post-paid envelope, return receipt requested or (d) upon confirmation of receipt during normal business hours, if by fax or other form of electronic transmission:

If to Buyer or Buyer Parent, to:

A. Christopher Fawzy, Corporate Vice President and General Counsel

Woodward, Inc. 1000 East Drake Road
Ft. Collins, Colorado 80525
Facsimile: 970-619-3713
Email: cfawzy@woodward.com
With a copy to:
Elizabeth C. Kitslaar Jones Day 77 West Wacker Drive Chicago, Illinois 60601
Facsimile No: 312-782-8585
E-mail Address: ekitslaar@jonesday.com
If to Seller or GE, to:
1 Neumann Way, MD U5 Cincinnati, Ohio 45215 Attention: Facsimile:	Jeff Melucci, General Counsel (513) 552-4714

With a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue New York, NY 10153 Attention: Facsimile:	Jaclyn L. Cohen, Esq. (212) 310-8007

Any notice of change of address will be effective only upon receipt.

11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.3 Assignability. Subject to Section 5.13(b), neither this Agreement, nor any of the rights or obligations hereunder, may be assigned by any party hereto without the prior written consent of the other parties hereto, provided that Buyer may assign this Agreement to an Affiliate of Buyer without the consent of Seller, provided that no such assignment by Buyer to an Affiliate shall release Buyer from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 11.3 shall be void. This Agreement and its rights and obligations will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed an original, but all of which together will constitute one and the same instrument. The exchange by facsimile or other means of electronic transmission of executed counterparts of this Agreement will be deemed execution and delivery thereof.

11.5 Public Announcement. Neither Buyer nor Seller will issue or permit any of its respective Affiliates, agents, stockholders, directors, officers or employees to issue, any press release or public filing or other public announcement concerning the transactions contemplated hereby (other than any mutual press release announcing this Agreement) without the prior written consent of the other, provided that nothing contained herein will prevent Buyer or its Affiliates from furnishing, after the Closing, any required information to, or filing any required information with, any Governmental Entity or national securities exchange or automated inter-dealer quotation system in which the securities of Buyer or its Affiliates are listed or admitted for trading or in order to comply with any legal obligations.

11.6 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and disbursements of the counsel, accountants or auditors retained by each party in connection with the negotiation, preparation, execution and performance of this Agreement, or any other document, agreement or requirement contemplated by or resulting from the transactions described in this Agreement) will be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

11.7 No Third Party Beneficiary Rights. Subject to Section 5.13(b), this Agreement is not intended to and will not be construed to give any Person other than the parties signatory hereto any interest or rights (including any third party beneficiary rights) with respect to or in connection with this Agreement or provision contained herein or contemplated hereby.

11.8 Dispute Resolution.

(a) Covered Disputes. Prior to the parties exercising any rights pursuant to Section 11.9, any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms by any party hereto, or its breach, termination or invalidity (each, a “Dispute”) will be resolved in accordance with the procedures specified in this Section 11.8, except as described in Sections 2.5 through 2.9 or the Ancillary Agreements.

(b) Initiation of Procedures. Either party hereto wishing to initiate the dispute resolution procedures set forth in this Section 11.8 shall give written notice of the Dispute to the other party hereto (“Dispute Notice”).

(c) Negotiation Between Executives. If a party hereto has given a Dispute Notice under the preceding subsection, the President and CEO of Seller and Buyer Parent (or a designee satisfactory to the other party) will attempt in good faith to resolve the Dispute within forty-five (45) days of the issuance of the Dispute Notice. The parties hereto agree and acknowledge that such individuals shall be executives who have authority to settle the Dispute on behalf of their respective organizations. Within fifteen (15) days after delivery of the Dispute Notice, the receiving party will submit to the other a written response. The response will include (i) a statement of that party’s position and a summary of arguments supporting that position, and (ii) the name and title of the senior executives described above and of any other person who will accompany them. Within forty-five (45) days after delivery of the Dispute Notice, the executives of Buyer and Seller and any individual(s) accompanying them will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(d) Mediation. If the Dispute has not been resolved by negotiation under Section 11.8(c) within sixty (60) days of the Dispute Notice, and only in such event, Seller or Buyer shall initiate the mediation procedure of this Section 11.8(d) by giving written notice to the other party (“Mediation Notice”). The parties hereto will endeavor to settle the Dispute by non-binding mediation within ninety (90) days of the Mediation Notice under the then current CPR International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure. The mediation shall be conducted in Chicago, IL. If the parties have not agreed upon a mediator within five (5) business days after the Mediation Notice, Buyer or Seller may request CPR’s assistance in the selection of a mediator under its guidelines. The mediator will establish rules for an expedited discovery procedure and will resolve all disputes with regard to discovery between the parties. Each party to the mediation shall bear its own expenses in connection with such mediation, and the fees and expenses of the mediator shall be shared equally between Buyer, on the one hand, and Seller, on the other hand.

(e) Tolling and Performance. If a party hereto gives another party hereto a Dispute Notice within the applicable statute of limitation or the applicable survival period, the statute of limitation or the survival period relating to that particular Dispute shall be tolled, provided that the party pursues dispute resolution in accordance with the time frame specified in this Section 11.8. The parties hereto will take any further action required to effectuate that tolling. Each party hereto is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances.

(f) Confidentiality. Except as required by Law, none of Seller, Buyer nor any of their respective representatives may disclose the existence, content, or results of any dispute resolution procedure hereunder without the prior written consent of each of Seller and Buyer.

11.9 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Subject to prior compliance with the procedures set forth in Section 11.8, with respect to any Action resulting from, relating to or arising out of this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Designated Courts”). In any such action, suit or proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the Designated Courts, (ii) that its property is exempt or immune from attachment or execution, (iii) that such action, suit or proceeding is brought in an inconvenient forum, (iv) that the venue of such action, suit or proceeding is improper, (v) that such action, suit or proceeding should be transferred or removed to any court other than one of the Designated Courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the Designated Courts, or (vi) that this Agreement or the subject matter hereof may not be enforced in or by the Designated Courts. Each of the parties hereto hereby agrees not to commence any such action, suit or proceeding other than before one of the Designated Courts. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such action, suit or proceeding shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any action, suit or proceeding for which it has submitted to jurisdiction pursuant to this Section 11.9, each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 11.1 of this Agreement. Nothing in this Section 11.9 shall affect the right of any party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any action, suit or proceeding resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any Person other than the respective parties to this Agreement.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.10 Governing Law. Except as provided in Section 11.16, this Agreement and its validity, construction and performance will be governed in all respects by the Laws of the State of Delaware applicable to contracts made and wholly performed in such state.

11.11 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have an adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the obligations of Seller under this Agreement, including Seller’s obligation to sell the Purchased Assets to Buyer, and the obligations of Buyer under this Agreement, including Buyer’s obligation to purchase and acquire the Purchased Assets and assume the Assumed Liabilities from Seller, shall be enforceable by an order of specific performance issued in connection with any decision made in accordance with this Section 11.11, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.12 Seller Disclosure Schedule. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any section or subsection of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement, the Seller Disclosure Schedule or the Buyer Disclosure Schedule. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or order of a Governmental Entity will be construed as an admission or indication that any breach or violation exists or has actually occurred. Matters reflected in any Section of this Agreement, including any Section of the Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

11.13 Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the parties hereto. Either Buyer or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition will not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder will not constitute a waiver of any of such rights.

11.14 Entire Agreement. This Agreement, including the Annexes, Schedules and Exhibits hereto, and the Ancillary Agreements set forth the entire agreement and understanding among the parties as to the subject matter hereof and merge and supersede all prior discussions, agreements and understandings of every kind and nature among them with respect to the subject matter hereof, and no party hereto will be bound by any representation, warranty, covenant, term or condition, whether written or oral, other than as expressly provided for in this Agreement or any Ancillary Agreement as to the subject matter hereof or thereof.

11.15 Sealed Instrument. The parties hereby acknowledge and agree that it is their intent that this Agreement be, and that it will be treated and construed as, a sealed instrument for all purposes of the laws of the State of Delaware including the statute of limitations applicable to sealed instruments.

11.16 Guarantees.

(a) From and after the date hereof, Buyer Parent hereby irrevocably and unconditionally guarantees the due and punctual payment and performance by Buyer (which term shall include any assignees of any of its obligations under this Agreement) of all of its obligations under Sections 2.5 thru 2.11, Article IX and Section 11.11 of this Agreement (“Buyer Guaranteed Obligations”) when the same shall become due, in each case after any applicable grace periods or notice requirements, according to the terms of this Agreement (the “Buyer Parent Guaranty”); provided, however, that Buyer Parent shall not be liable to make any payment until two Business Days following receipt by Buyer Parent of written notice from Seller that a payment or other amount is due thereunder. Buyer Parent hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of this Agreement against Buyer, any change therein or amendment thereto, the absence of any action to enforce or any waiver of any default in respect of the same, the recovery of any judgment against Buyer or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, however, that (i) Buyer Parent’s obligations under the Buyer Parent Guaranty shall be subject to defenses available to Buyer, other than the bankruptcy or insolvency of any of Buyer or the validity or enforceability of the obligations of Seller, and (ii) nothing contained herein shall be construed to be a waiver by Buyer Parent of notice to Buyer Parent required pursuant to this Section 11.16(a) or Section 11.1 hereof with respect to this Agreement and the obligations evidenced hereby. Buyer Parent covenants that the Buyer Parent Guaranty will not be discharged except by complete performance of the Buyer Guaranteed Obligations and Buyer Parent’s obligations under this Section 11.16(a).

(i) Buyer Parent shall be subrogated to all rights of Seller in respect of any amounts paid by Seller pursuant to the provisions of the Buyer Parent Guaranty.

(ii) The Buyer Parent Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any amount owed to Seller under the Buyer Parent Guaranty or the Buyer Guaranteed Obligations is rescinded or must otherwise be returned by Seller upon the insolvency, bankruptcy or reorganization of Buyer Parent, Buyer or otherwise, all as though such payment had not been made.

(iii) The Buyer Parent Guaranty shall be construed and enforced in accordance with, and governed by, the Laws of the State of New York.

(b) Effective only from and after the occurrence of a Seller Insolvency Event, GE hereby irrevocably and unconditionally guarantees the due and punctual payment and performance by Seller (which term shall include any assignees of any of its obligations under this Agreement) of all of its obligations under Article IX of this Agreement (“Seller Guaranteed Obligations”) when the same shall become due, in each case after any applicable grace periods or notice requirements, according to the terms of this Agreement (the “GE Guaranty”); provided, however, that GE shall not be liable to make any payment until two Business Days following receipt by GE of written notice from Buyer that a payment or other amount is due thereunder. Except as otherwise provided in the immediately preceding sentence, GE hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of this Agreement against Seller, any change therein or amendment thereto, the absence of any action to enforce or any waiver of any default in respect of the same, the recovery of any judgment against Seller or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, however, that (i) GE’s obligations under the GE Guaranty shall be subject to defenses available to Seller, other than the bankruptcy or insolvency of any of Seller or the validity or enforceability of the obligations of Buyer, and (ii) nothing contained herein shall be construed to be a waiver by GE of notice to GE required pursuant to this Section 11.16(b) or Section 11.1 hereof with respect to this Agreement and the obligations evidenced hereby. GE covenants that the GE Guaranty will not be discharged except by complete performance of Seller Guaranteed Obligations and GE’s obligations under this Section 11.16(b).

(i) GE shall be subrogated to all rights of Buyer in respect of any amounts paid by GE pursuant to the provisions of the GE Guaranty.

(ii) The GE Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any amount owed to Buyer under the GE Guaranty or the Seller Guaranteed Obligations is rescinded or must otherwise be returned by Buyer upon the insolvency, bankruptcy or reorganization of GE, Seller or otherwise, all as though such payment had not been made.

(iii) The GE Guaranty shall be construed and enforced in accordance with, and governed by, the Laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have duly executed and delivered this Agreement as of the day and year first above written.

GE AVIATION SYSTEMS LLC

By /s/ Jamere Jackson (Seal)
Name: Jamere Jackson
Title: Chief Financial Officer

Attest:

By /s/ Grant McGee
Name: Grant McGee
Title: Counsel

GENERAL ELECTRIC COMPANY, solely
for purposes of Sections 5.26 (a), 11.1
and 11.16(b)

By /s/ William John Godsman, II (Seal)
Name: William John Godsman, II
Title: General Manager, Business Development

Attest:

By /s/ Grant McGee
Name: Grant McGee
Title: Counsel

WOODWARD HRT, INC.

By /s/ A. Chris Fawzy (Seal)
Name: A. Chris Fawzy
Title: Secretary and Vice President

Attest:

By /s/ Katrina Jaime
Name: Katrina Jaime
Title: Paralegal

WOODWARD, INC., solely for purposes of

Sections 11.1 and 11.16(b)

By /s/ Thomas Gendron (Seal)
Name: Thomas Gendron
Title: Chief Executive Officer

Attest:

By /s/ Katrina Jaime
Name: Katrina Jaime
Title: Paralegal